As filed with the Securities and Exchange Commission on March 12, 2003.
United States Securities and Exchange Commission
Washington, D.C. 20549
------------------------
Form SB-2
Registration Statement Under the Securities Act of 1933

Paradigm Enterprises, Inc.
(Name of small business issuer in its charter)

Nevada	1040	33-1037546
(State or Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

Paradigm Enterprises, Inc. 12880 Railway Avenue, Unit 35 Richmond, B.C., Canada V7E 6G4 (604) 644-5139 fax: (604) 275-6301	Brian McDonald, Esq. 5781 Cranley Drive West Vancouver, B.C. Canada V7W 1T1 (604) 925-3099 fax: (604) 925-9613
(Address and telephone of registrant's executive office)	(Name, address and telephone number of agent for service)

Approximate Date Of Commencement Of Proposed Sale To The Public:
    As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional common stock for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [  ]

Calculation of Registration Fee

Title of Each Class of Securities To Be Registered	Dollar Amount To Be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee [1]
Common Stock: Shares	$100,000	$0.20	$100,000	$8.10

[1] Estimated solely for purposes of calculating the registration fee pursuant to Rule 457.

Registrant hereby shall amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a) may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities And Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This registration statement shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Prospectus

Paradigm Enterprises, Inc.
Shares of Common Stock
250,000 Minimum - 500,000 Maximum

Prior to this offering, there has been no public market for the common stock.

We are offering a minimum of 250,000 shares and a maximum of 500,000 shares of common stock on a best efforts basis. The offering price is $0.20 per share. The minimum number of shares that we have to sell is 250,000 shares. All subscriptions will be held in an escrow account until such time as the minimum subscription level has been reached. Thereafter, all funds received to that date and any subsequent subscriptions received from the offering will be immediately used by us and there will be no refunds. The offering will be for a period of 90 days from the effective date and may be extended for an additional 90 days if we so choose to do so.

We will sell the shares in this offering through our officers and directors. The officers and directors engaged in the sale of the securities will receive no commission from the sale of the shares nor will any of the officers and directors register as a broker-dealer We have no intention of inviting broker-dealer participation in this offering. We intend to advertise and hold investment meetings in various states where the offering will be registered. We will also distribute the prospectus to potential investors at the meetings and to our friends and relatives who are interested in us and a possible investment in the offering.

Investing in the common stock involves certain risks. See "Risk Factors" starting at page 5.

Price Per Share	Aggregate Offering Price		Net Proceeds to Paradigm
	Minimum	Maximum	Minimum	Maximum
Common Stock $0.20	$50,000	$100,000	$35,000	$85,000

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the disclosures in this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 12, 2003.

Description of real estate and operating data	40
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Transactions with officers and directors	41
Transactions with promoters	41
MARKET FOR COMMON EQUITY / RELATED STOCKHOLDER
MATTERS
Market information	41
Holders	41
Dividends	41
Securities authorized for issuance under equity compensation plans	42
EXECUTIVE COMPENSATION
General	42
Summary compensation table	42
Options / SAR grants	42
Aggregated option/SAR exercises and fiscal year end option/SAR values	42
Long term incentive plans and awards	43
Compensation of directors	43
Employment contracts, termination of employment, change of control arrangement	43
FINANCIAL STATEMENTS	43
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON	44
ACCOUNTING AND FINANCIAL DISCLOSURE

INFORMATION NOT REQUIRED IN PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
RECENT SALES OF UNREGISTERED SECURITIES
Prior sales of common stock
Use of proceeds
EXHIBITS
List of Exhibits
Description of Exhibits
UNDERTAKINGS
SIGNATURES
ATTACHMENTS
Articles Of Incorporation
Bylaws
Specimen Stock Certificate
Opinion of Woodburn & Wedge regarding legality of the securities being issued
Geological Report On Golden Mineral Claim
Option To Purchase And Royalty Agreement
Trust Agreement
Consent of Cordovano & Harvey, P.C., Certified Public Accountants
Consent of R. T. Heard, P. Eng.
Subscription Agreement

Summary of Prospectus

This summary provides an overview of selected information contained in this prospectus. It does not contain all the information you should consider before making a decision to purchase the shares we are offering. You should very carefully and thoroughly read the more detailed information in this prospectus, and particularly the Risk Factors section starting on page 6, review our financial statements and all other information that is incorporated by reference in this prospectus.

Summary Information about Our Company

We incorporated in the State of Nevada as a profit company on July 15, 2002 and established a fiscal year end of December 31. We are a start-up, exploration stage company engaged in the search for gold and related minerals. Our sole asset is an option agreement to acquire, through a three phase exploration program, a mineral claim in north-central British Columbia, Canada. We have no property other than an option to acquire the claim. To the date of this prospectus, we have spent nil ($0) on research and development.

Our administrative office is located at 12880 Railway Avenue, Unit 35, Richmond, British Columbia, Canada V7E 6G4, telephone (604) 644-5139 and our registered statutory office is located at 1100 Salem Rose, Las Vegas, Nevada 89144. Our fiscal year end is December 31.

As of December 31, 2002, the end of the most recent fiscal year, Paradigm had raised $31,000 through the sale of common stock and expended $8,969 in initial start-up expenses. To the date of this prospectus we have not yet generated or realized any revenues from our business operations. The following financial information summarizes the more complete historical financial information as indicated on the audited financial statements of Paradigm as filed with this prospectus.

Balance Sheet	As of December 31, 2002
Total Assets	$26,252
Total Liabilities	$3,521
Stockholder’s Equity	$22,731

Operating Data	July 15, 2002 (inception) through November 30, 2002
Revenue	$0
Total Expenses	$8,969
Net Loss	$(8,969)
Net Loss Per Share	$(0.00)

See the "Business" section for a more detailed description of our business operations.

The Offering

The following is a brief summary of this offering. Please see the "Plan of Distribution; Terms of the Offering" in this prospectus for a more detailed description of the terms of the offering.

We will sell the shares in this offering through our officers and directors. The officers and directors engaged in the sale of the securities will receive no commission from the sale of the shares nor will any of the officers and directors register as a broker-dealer We have no intention of inviting broker-dealer participation in this offering. We intend to advertise and hold investment meetings in various states where the offering will be registered. We will also distribute the prospectus to potential investors at the meetings and to our friends and relatives who are interested in us and a possible investment in the offering.

Securities Being Offered:	250,000 shares minimum and up to 500,000 shares of common stock, par value $0.001
Offering Price per Share:	$0.20
Offering Period:	The shares are being offered for a period not to exceed 90 days, unless extended by our board of directors for an additional 90 days.
Net Proceeds to Paradigm:	Approximately $35,000 minimum and up to $85,000 maximum. See "Use of Proceeds."
Use of Proceeds:	We will use the proceeds to pay for offering expenses, exploration and working capital. See "Use of Proceeds."
Number of Shares Outstanding Before the Offering:	10,200,000 See "Description of Securities."
Number of Shares Outstanding After the Offering:	10,450,000 minimum and 10,700,000 maximum. See "Description of Securities."

Risk Factors

An investment in these securities involves an exceptionally high degree of risk and is extremely speculative. In addition to the other information regarding our company contained in this Prospectus, you should consider many important factors in determining whether to purchase the shares being offered. The following risk factors are some of the potential and substantial risks which could be involved if you decide to purchase shares in this Offering.

Risks Associated With Our Company

1. Because our auditors have issued a going concern opinion and because our officers and directors will not loan any money to us, it is likely we will not be able to achieve our objectives and will have to cease operations unless we raise a minimum of $50,000 (gross) from this offering.

Our auditors have issued a going concern opinion. This means that there is doubt that we can continue as an ongoing business for the next twelve months. Because our officers and directors are unwilling to loan or advance any additional capital to us, we believe that if we do not raise at least $50,000 (gross) from our offering, we will have to suspend or cease operations within twelve months.

2. We lack an operating history and have losses that we expect to continue into the future. If the losses continue we will have to suspend operations or cease operations.

We were incorporated on July 15, 2002 and we have not started our proposed business operations or realized any revenues. We have no operating history upon which an evaluation of our future success or failure can be made. Our net loss since inception is $8,969. Our ability to achieve and maintain profitability and positive cash flow is dependent upon:

  our ability to find a profitable mineral property;
  our ability to generate revenues; and
  our ability to reduce exploration costs.

Based upon current plans, we expect to incur operating losses in future periods. This will happen because there are expenses associated with the exploration of the claim. We cannot guarantee that we will be successful in generating revenues in the future. Failure to generate revenues will cause us to go out of business.

3. We have no known ore reserves and we cannot guarantee we will find any gold or if we find gold that it will be in economic quantities. If we fail to find any gold or if we are unable to find gold in economic quantities, we will have to cease operations.

We have no known ore reserves. Even if we find gold we cannot guarantee that any gold will be of sufficient quantity so as to warrant recovery. Additionally, even if we find gold in sufficient quantity to warrant recovery, we cannot guarantee that the ore will be recoverable. Finally, even if any gold is recoverable, we cannot guarantee that this can be done at a profit. Failure to locate gold deposits in economically recoverable quantities will cause us to cease operations.

4. If we don’t raise enough money to initiate our exploration program or fund our offering costs, we will have to delay exploration or go out of business.

We are in the very early exploration state and need the proceeds from our offering to start exploring for gold. Even though we must sell a minimum of 250,000 shares and there are no refunds on sold shares once we reach the minimum subscription level of 250,000 shares, you may be investing in a company that will not have the funds necessary to commence its operations or even cover the costs associated with this offering. We currently have no arrangements with unpaid creditors in the event we are unable to raise sufficient funds to cover the costs associated with this offering. If we are unable to raise sufficient funds we will be unable to commence operations and we will go out of business.

5. Even if this offering is fully subscribed, we will need additional financing to fully implement our three-phase exploration plan and if we fail to obtain additional funding we will not be able to continue our operations and will go out of business.

If this offering is fully subscribed, Paradigm will receive $85,000 (net) for its exploration program and operations. Because the anticipated cost of the three-phase exploration program is $147,100, we will have to raise additional financing to complete our exploration of the claim. Even if the first phase of our exploration program is successful there is no guarantee that we will be able to raise any additional capital in order to finance the second or third phases.

6. Weather interruptions may affect our ability to execute our proposed exploration program. If we are unable to execute our proposed exploration program will have to cease operations.

The mining claim we intend to explore is located in a mountainous region of southwestern British Columbia and is accessed by a gravel road. For seven to eight months of the year this road is impassable due to heavy snow and rainfall. Even during the drier summer months, heavy rains and even snow at higher altitudes may make it impossible for us to access the Claim and conduct our intended exploration activities. Failure to conduct our exploration activities in a timely manner may affect our ability to raise funds necessary to continue our business operations.

7. Title to the claim is registered in the name of another person. Failure of Paradigm to obtain good title to the claim will result in Paradigm having to cease operations.

Title to the mining claim we intend to explore is not held in our name. Title to the claim is recorded in the name of Kester E. Tomkies, an arms-length British Columbia resident who holds title to the claim. Brian C. Doutaz, one of our directors, is acting as trustee for us under the Option Agreement. In the event Tomkies were to grant another person a deed of ownership which was subsequently registered prior to our deed, the third party would obtain good title and we would have nothing. Similarly, if Tomkies were to grant an option to another party, that party would be able to enter the Claim, carry out certain work commitments and earn right and title to the claim and we would have little recourse as we would be harmed, will not own any property and would have to cease operations.

8. Currently Paradigm has no right to the claim. In order to exercise its rights under the Option Agreement, Paradigm must incur certain exploration costs and make royalty payments. Failure by Paradigm to incur the exploration expenditures or to make the royalty payments will result in forfeiture of Paradigm’s right to purchase the claim and will result in Paradigm having to cease operations.

Under the terms of an option agreement, Paradigm has the right to acquire the title to the claim upon the initial payment of $3,200 ($5,000 in Canadian funds) which has been paid, incurring exploration expenses on the claim of a minimum of $22,600 (CA $35,000) by October 31, 2003, incurring additional exploration expenses in the amount of $48,400 (CA $75,000) by October 31, 2004, incurring further exploration expenses in the amount of $64,500 (CA $100,000) by October 31, 2005 and making annual royalty payments in the amount of $32,300 (CA $50,000) commencing February 1, 2006. Failure by Paradigm to make any of the payments or failure to incur the required exploration expenses will result in the loss of the option to purchase the claim. Should Paradigm lose the option to purchase the claim, Paradigm will have to cease operations.

9. If we decide not to complete all three phases of our exploration program or should we decide that further exploration is not feasible we will have to cease operations and will go out of business.

Paradigm’s exploration plan consists of three phases. Commencement of each phase is dependent on the successful completion of the previous phase and sufficient funding for the next phase. Should Paradigm for any reason decide not to proceed with any of the three exploration phases, Paradigm will have to cease operations.

10. Management will devote only a limited amount of time to Paradigm’s business. Failure of Paradigm’s management to devote a sufficient amount of time to our business operations will adversely affect the success of our business.

Because Mr. Doutaz, our President and CEO, will be devoting only 15% of his time to our operations, and Mr. Hutchinson will be devoting only 5% of his time to our operations, our business may suffer. As a result, exploration of our Claim may be periodically interrupted or suspended. Interruptions to or suspension of our exploration program will cause us to cease operations.

Risks Associated With This Offering:

1. After the offering, existing shareholders will still be able to elect all of our directors and control our operations. Investors may find that the decisions of our directors are inconsistent with the best interest of other shareholders.

Even if we sell all 500,000 shares of common stock in this offering, our current shareholders will still own 10,200,000 shares and will continue to control us. As a result, after completion of this offering, regardless of the number of shares we sell, current shareholders will be able to elect all of our directors and control our operations.

2. Because Paradigm’s existing shareholders are risking a small amount of capital, while you on the other hand are risking up to $100,000, if our business fails you will absorb most of our loss.

Our existing shareholders will receive a substantial benefit from your investment. You, on the other hand, will be providing almost all of the capital necessary for our exploration program. As a result, if we cease operations for any reason, you will lose your investment of up to $100,000 while our existing shareholders will only lose $31,000.

3. Because there is no public trading market for our common stock, you may not be able to resell your stock. Even if a market does develop there is no guarantee that you will be able to sell your stock for the same amount you originally paid for it.

There is currently no public trading market for our common stock. Therefore there is no central place, such as stock exchange or electronic trading system, to resell your shares. If you do want to resell your shares, you will have to locate a buyer and negotiate your own sale.

4. Although there is a minimum number of shares that must be sold, we will not refund any money to you even if we don’t raise enough money to start exploration yet raise in excess of the minimum subscription. If we fail to start or complete our exploration program it is unlikely we will be able to raise additional financing and we will cease operations.

There is a minimum number of 250,000 shares that must be sold in this offering. Any money we receive will be immediately appropriated by us if we sell in excess of the minimum subscription level of 250,000 shares. We may not raise enough money to start or complete exploration. No money will be refunded to you if we sell the minimum of 250,000 shares. If we sell less than the minimum of 250,000 shares, all of the subscribed for funds will be fully refunded.

Cautionary Statement Regarding Forward-Looking Statements

Some discussions in this prospectus may contain forward-looking statements that involve risks and uncertainties. A number of important factors could cause our actual results to differ materially from those expressed in any forward-looking statements made by us in this prospectus. Such factors include, those discussed in "Risk Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" as well as those discussed elsewhere in this prospectus. Forward-looking statements are often identified by words like: believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events.

Glossary of Mining Terms

The following terms, when used in this registration statement, have the respective meanings specified below:

Development	Preparation of a mineral deposit for commercial production, including installation of plant and machinery and the construction of all related facilities.
Diamond drill	A type of rotary drill in which the cutting is done by abrasion rather than percussion. The cutting bit is set with diamonds and is attached to the end of the long hollow rods through which water is pumped to the cutting face. The drill cuts a core of rock, which is recovered in long cylindrical sections an inch or more in diameter.

Exploration	The prospecting, trenching, mapping, sampling, geochemistry, geophysics, diamond drilling and other work involved in searching for mineral bodies.
Grade	The amount of precious metals in each tonne of mineral.
Metallurgy	The science of extracting metals from minerals and preparing them for use.
Mill	A plant where mineral is ground to a fine size and undergoes physical or chemical treatment to extract the valuable minerals.
Mineral	A naturally occurring inorganic element or compound having an orderly internal structure and characteristic chemical composition, crystal form and physical properties.
Mineral Resource	A mineral resource is a concentration or occurrence of natural, solid, inorganic or fossilized organic material in or on the Earth’s crust in such form and quantity and of such grade or quality that it has reasonable prospects for economic extraction. The location, quantity, grade, geological characteristics and continuity of a mineral resource are known, estimated or interpreted from specific geological evidence and knowledge.
Mineralization	Rock containing an undetermined amount of minerals or metals.
Ounces	Troy ounces.
Oxide	Mineralized rock in which some of the original minerals, usually sulphide, have been oxidized. Oxidation tends to make the mineral more porous and permits a more complete permeation of cyanide solutions so that minute particles of gold in the interior of the minerals will be more readily dissolved.
Recovery	A term, generally stated as a percentage, used to indicate the proportion of valuable material obtained in the processing of a mineral.
Tonne (t)	A metric tonne (1,000 kilograms)
Waste	Material that is too low in grade to be mined and milled at a profit.

Foreign Currency and Exchange Rates

Dollar costs of Paradigm’s property acquisition and planned exploration costs are in Canadian Dollars. For purposes of consistency and to express United States Dollars throughout this registration statement, Canadian Dollars have been converted into United States currency at the rate of US $1.00 being approximately equal to CA $1.55 or CA $1.00 being approximately equal to US $0.6452 which is the approximate average exchange rate during recent months and which is consistent with the incorporated financial statements.

Use of Proceeds

Our offering is being made on a 250,000 share minimum and 500,000 share maximum basis. The net proceeds to us from the sale of up to 500,000 shares offered at a public offering price of $0.20 per share will vary depending upon the total number of shares sold. Regardless of the number of shares sold, we expect to incur offering expenses estimated at $15,000 for legal, accounting, printing and other costs in connection with this offering.

We have set a minimum 250,000 share sales amount based on an arbitrary management decision. Because we are operating under a phased-in work program and a decision will be made at the end of each phase as to whether we will carry on to the work required in the next phase, if the initial phase, or any subsequent phase, is unfavourable we will cease further work on the claim. It is possible that we could cease further exploration after the expenditure of $24,500 (CA $38,000) with the completion of Phase I and unfavourable results.

If it turns out that we have not raised enough money to complete our exploration program, we will try to raise additional funds from a second public offering, a private placement or loans. At the present time, we have not made any plans to raise additional money and there is no assurance that we would be able to raise additional money in the future. If we need additional money and can't raise it, we will have to suspend or cease operations.

It is possible that we may fail to raise even enough money to fund our offering expenses. In that event we will have to cease operations.

The table below shows how proceeds from this offering would be used for scenarios where our company sells various amounts of the shares and the priority of the use of net proceeds in the event actual proceeds are not sufficient to accomplish the uses set forth.

Percent of total shares offered	50% (min)	75%	100% (max)

Shares Sold	250,000	375,000	500,000

	$	$	$
Gross Proceeds from offering	50,000	75,000	100,000
Less Offering expenses	15,000	15,000	15,000

Net Offering proceeds	35,000	60,000	85,000

Use of Net Proceeds
Phase One Exploration
Wages & Fees	4,800	4,800	4,800
Grid Materials and Work	4,500	4,500	4,500
Geological & Geochemical Supply	6,800	6,800	6,800
Analytical	4,800	4,800	4,800
Camp and Transportation	3,000	3,000	3,000
Contingencies	2,200	2,200	2,200

Sub-total – Phase I Expenses	24,500	24,500	24,500

Working Capital
Regulatory Costs (EDGAR, etc.)	4,000	4,000	6,000
Legal	10,000	10,000	15,000
Accounting	3,000	5,000	5,000
Other – Office & Miscellaneous	1,000	4,000	8,000
Capital Costs for Funding Phase II	0	10,000	10,000
Reserve for Phase II (Unallocated)	0	2,500	16,500
From Existing Working Capital	(7,500)	0	0
Sub-total for Working Capital	10,500	35,500	60,500

Total Use of Proceeds	35,000	60,000	85,000

The net proceeds from this offering may be as much as $85,000, assuming all shares are sold, which we can't guarantee, after deducting $15,000 for estimated offering expenses including legal and accounting fees. We will use the proceeds for exploration and working capital. Working capital includes future general operating expenses and costs such as accounting and filing costs associated with keeping Paradigm in good standing with the appropriate regulatory authorities as well as costs associated with raising additional capital for Phase II, if warranted. We expect to spend between $24,500 (CA $38,000), based on completing only the first phase of a three phase exploration program, and $147,100 (CA $228,000) to fully complete our three phase exploration activities. Our exploration expenditures could vary from $24,500 to $147,100 depending upon what we encounter in the exploration process and how far we progress on the scheduled three phase exploration program which is based on the Geological Report On The Golden Claim by R.T. Heard dated November 15, 2002, (the “Report”), a copy of which is included as an exhibit to this filing and is a reflection of local costs for the specified type of work.

If it turns out that we have not raised enough money to complete our exploration program, we will try to raise additional funds from a second public offering, a private placement or loans. At the present time, we have not made any plans to raise additional money and there is no assurance that we would be able to raise additional money in the future. If we need additional money and can't raise it, we will have to suspend or cease operations.

Our current plans, predicated on raising at least $35,000 (net) (accomplished by the sale of the minimum of 250,000 shares of the offering as noted in the preceding table), calls for the completion of Phase I only at a cost of $24,500 (CA $38,000) based on the Report and is a reflection of local costs for the specified type of work. Initially, these plans call for the completion of Phase I only of the recommended three phase work program. If Phase I is not successful, we will terminate the option on the claim and cease operations. If Phase I is successful we would then proceed to Phase II at an estimated cost of $48,400 (CA $75,000), also based on the recommendations of the Report, which costs are again a reflection of local costs for the type of work program planned. We will proceed to Phase II only if we are also successful in being able to secure the capital funding required to complete Phase II specifically. Similarly, if Phase II is not successful, we will terminate the option on the claim and cease operations. In addition, if Phase II is successful it is our intention to proceed to Phase III at an estimated cost of $74,200 (CA $115,000), also based on the recommendations of the Report which are, again, a reflection of local costs for the type of work program planned, but only if we are again successful in being able to secure the capital funding required to fund the last phase. Therefore, we are expecting to expend $24,500 (CA $38,000) on Phase I, if and only if, we are able to raise at least $35,000 (net), the minimum subscription level. If we are successful in raising further capital in the future and the results of each of the three phases of the exploration program are favourable, we may spend as much as $147,100 (CA $228,000) provided that results at the completion of each of Phases I, II and II are favourable, decisions are made to proceed to the next phase and financing is available to complete all three phases of the work program.

The use of net proceeds table above describes the expenses that will be incurred in association with Phase 1 of the projected exploration program. Phases 2 and 3 of the exploration program will not be implemented until the success of Phase 1 has been evaluated to determine whether further exploration work is warranted. For this reason we will retain as working capital any sums not utilized in Phase 1 until further financing is obtained for Phases 2 and 3 assuming further exploration work is warranted.

If we are able to sell only the minimum 250,000 shares of the planned offering it is management’s intention to proceed with the completion of Phase I utilizing existing working capital. If Phase I is successful and warrants further work on the claim we would seek additional funding for Phase II through a public or private offering or loans.

Although we have a wide ranging projected exploration program, we do not know how much money will ultimately be needed for exploration. We believe that the required exploration work for the projected initial three phase program may cost up to $147,100 (CA $228,000), based on the Report, provided that results are favourable, decisions are made and financing is available to complete all three phases of the work program. The costs are a reflection of local costs for the specified type of work, and we may take up to three years (three working seasons) to complete the program. Further work must then be carried out to determine the extent of the gold bearing ores (if any) and whether they might be economically viable to mine over the long term. Therefore, costs of exploration are not limited to the initially described three phase exploration program.

Assuming minerals are found that would indicate long term development of the claim was warranted, we are a junior resource company without the necessary financial resources or contacts to be able to bring the claim through its development stage. We would then be required to locate working partnerships with other mineral exploration companies and have them contribute financially to the exploration and development plans. In the long term, we could look to sell the claim to a major resource development company with the intention of keeping a small carried interest in the claim or we could sell our interest in the claim for cash and shares.

Working capital includes the cost of our office operations including telephone, printing, faxing, the use of secretarial services and administrative expenses such as office supplies, postage and delivery charges. It also includes future general operating expenses and costs such as accounting and filing costs associated with keeping Paradigm in good standing with the appropriate regulatory authorities as well as costs associated with raising additional capital for Phase II, if warranted. Currently, we do not pay rent as Mr. Doutaz provides office space at no cost to us.

Our offering expenses are comprised of SEC and EDGAR filing fees, legal and accounting expenses, printing and transfer agent fees and any necessary state registration fees. The officers and directors will not receive any compensation for their efforts in selling our shares.

We will not be able to conduct meaningful exploration activities unless the minimum offering of 250,000 shares is sold. In addition, unless the minimum offering is sold, all of our paid in capital will have been utilized to pay the expenses of this offering. It is possible that no proceeds may be raised from this offering. If less than the minimum number of shares are sold, we will have to delay or modify our plan. There can be no assurance that any delay or modification will not adversely affect our development. If we require additional funds, as noted above, in order to develop our plan, such funds may not be available on terms acceptable to us.

Any funds not used for the purposes indicated will be used for general working capital. If less than the entire offering is completed, funds will be applied according to the priorities outlined above. For example, if only the minimum of $35,000 (net) is received, the entire amount will be applied toward the exploration program, legal and accounting fees for this offering as well as quarterly and annual reports required under the Securities Exchange Act of 1934. In addition, most of our existing working capital will be utilized.

While we currently intend to use the proceeds of this offering substantially in the manner set forth above, we reserve the right to reassess and reassign such use if, in the judgement of our board of directors, we deem such changes to be necessary or advisable. No material amount of the proceeds are to be used to acquire assets or finance the acquisition of other businesses. At present, no material changes are contemplated. Should there be any material changes in the projected use of proceeds in connection with this offering, we will issue an amended prospectus reflecting the same.

Determination of the Offering Price

There has been no public market for the common shares of Paradigm.

The price of the shares we are offering was arbitrarily determined in order for us to raise a minimum of $50,000 (gross) and up to a maximum of $100,000 (gross) in this offering. The offering price bears no relationship whatsoever to our assets, earnings, book value or other criteria of value. Among the factors considered were:

  our lack operating history;
  the proceeds to be raised by the offering;
  the amount of capital to be contributed by purchasers in this offering in proportion to the amount of stock to be retained by our existing Stockholders, and;
  our relative cash requirements. See "Plan of Distribution ".

Dilution of the Price You Pay For Your Shares

"Dilution" represents the difference between the offering price and the net tangible book value per share immediately after completion of this offering. "Net tangible book value" is the amount that results from subtracting total liabilities and intangible assets from total assets. Dilution arises mainly as a result of our arbitrary determination of the offering price of the shares being offered. Dilution of the value of the shares you purchase is also a result of the lower book value of the shares held by our existing stockholders. See "Principal Stockholders."

Our net book value prior to the offering, based on our December 31, 2002 financial statements was $22,731 or approximately $0.0022 per common share. Prior to selling any shares in this offering, we had 10,200,000 shares of common stock outstanding comprised of 5,000,000 shares (at a price of $0.001 per share) of which were purchased by the founding shareholder for $5,000 in cash and 5,200,000 shares of which were purchased by eleven arms length individuals for $26,000 in cash (at a price of $0.005 per share).

We are now offering a minimum of 250,000 shares and a maximum of 500,000 shares at a price of $0.20 per share. If all shares being offered are sold, we will have 10,700,000 shares outstanding upon completion of the offering. Our post offering pro forma net book value, which gives effect to the receipt of the net proceeds from the offering on all shares sold but does not take into consideration any other changes in our net tangible book value, will be at the minimum offering level $57,731 ($107,731 – maximum offering) or approximately $0.0055 per share ($0.0101 – maximum offering) which would result in dilution to investors in this offering of $0.1945 ($0.1899 – maximum offering) per share, or approximately 97% (95% - maximum offering) from the public offering price of $0.20 per share. Net tangible book value per share would increase $0.0.0033 - minimum offering ($0.00078 – maximum offering) per share for our current shareholders.

The following table sets forth the estimated net tangible book value (the “NTBV”) per share after the offering and the dilution to persons purchasing shares based upon various levels of sales achieved:

Dilution Table

Percent of Offering Sold		50% (Min)	75%	100% (Max)
Shares sold		250,000	375,000	500,000
Public offering price/share		$0.20	$0.20	$0.20
NTBV/share prior to offering		$0.0022	$0.0022	$0.0022
Net proceeds to Paradigm *		$35,000	$60,000	$85,000
Total shares outstanding		10,450,000	10,575,000	10,700,000
Increase due to new	Per Share	$0.0033	$0.0056	$0.0078
shareholders	Total $	$50,000	$75,000	$100,000
Dilution to new		$$48,625	$72,075	$94,950
shareholders	%	97%	96%	95%
Post offering pro forma NTBV/ share		$0.0055	$0.0078	$0.0101

     * It is possible that we may not sell a minimum of 250,000 shares, in which case the proceeds to Paradigm will be $0.00.

Comparative Data

The following table sets forth with respect to existing shareholders and new investors, a comparison of the number of shares of common stock acquired from Paradigm, the percentage ownership of such shares, the total consideration paid, the percentage of total consideration paid and the average price per share

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
Founding shareholder If 50% sold (min) If 75% sold If 100% sold (max)	5,000,000 5,000,000 5,000,000	47.9% 47.3% 46.8%	$5,000 $5,000 $5,000	6.3% 4.8% 3.8%	$0.001 $0.001 $0.001
Existing shareholders If 50% sold (min) If 75% sold If 100% sold (max)	5,200,000 5,200,000 5,200,000	49.8% 49.2% 48.6%	$26,000 $26,000 $26,000	31.3% 23.9% 19.3%	$0.005 $0.005 $0.005
New shareholders If 50% sold (min) If 75% sold If 100% sold (max)	250,000 375,000 500,000	2.4% 3.5% 4.6%	$50,000 $75,000 $100,000	62.4% 71.3% 76.9%	$0.20 $0.20 $0.20
Total If 50% sold (min) If 75% sold If 100% sold (max)	10,450,000 10,575,000 10,700,000	100% 100% 100%	$81,000 $106,000 $131,000	100% 100% 100%	$0.0077 $0.0099 $0.0122

Upon completion of this offering the net tangible book value of the 10,700,000 shares to be outstanding, assuming all shares are sold, will be $107,731, or approximately $0.0022 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.0078 per share without any additional investment on their part. You will incur an immediate dilution from $0.20 per share to $0.0101 per share.

After completion of this offering new shareholders will own approximately 4.6% of the total number of shares then outstanding, shares for which you will have made a cash investment of up to $100,000 or $0.20 per share. Our existing stockholders will own approximately 95.4% of the total number of shares then outstanding, for which they have made contributions of cash, totaling $31,000, or approximately $0.0003 per share.

The following table compares the differences of your investment in our shares with the investment of our existing stockholders.

Existing Stockholders	If 50% of	If 100% of
	offer sold	offer sold
Price per Share	$0.0030	$0.0030
Net tangible book value per Share before Offering	$22,731	$22,731
Net tangible book value per Share after Offering	$57,731	$107,731
Increase to present Stockholders in net tangible book value per Share after Offering	$0.0033	$0.0078
Capital contributions	$81,000	$131,000
Number of Shares Outstanding before the Offering	10,200,000	10,200,000
Number of Shares after Offering held by Existing Stockholders	10,200,000	10,200,000
Percentage of ownership after Offering	97.6	95.4%

Purchasers of Shares in This Offering
Price per Share	$0.20	$0.20
Dilution per Share	$0.1945	$0.1899
Capital contributions	$50,000	$100,000
Number of Shares after Offering held by Public Investors	250,000	500,000
Percentage of ownership after Offering	2.4%	4.6%
Dollar dilution to new investors	$50,000	$100,000

Plan of Distribution, Terms of the Offering

(a) The Offering Will Be Sold By Our Officers

We are offering up to a total of 500,000 shares of common stock on a best efforts basis, 250,000 shares minimum, 500,000 shares maximum. The offering price is $0.20 per share. An escrow account will be maintained for all subscriptions received until the minimum subscription level (250,000 shares) is reached. If we fail to sell the minimum number of shares all subscriptions will be refunded. Once the minimum subscription level of 250,000 shares has been reached, all money received from the offering will be immediately used by us and there will be no refunds. The offering will be for a period of 90 days from the effective date and may be extended for an additional 90 days if we so choose to do so.

We have set a minimum sales amount based on an arbitrary management decision. Because we are operating under a phased-in work program and a decision will be made at the end of each phase as to whether we may carry on to the work required in the next phase, if the initial phase, or any subsequent phase, is unfavourable we will cease further work on the claims. It is possible that we could cease further exploration after the expenditure of $24,500 (CA $38,000) with the completion of Phase I and unfavourable results. If it turns out that we have not raised enough money to complete our exploration program, we will try to raise additional funds from a second public offering, a private placement or loans. At the present time, we have not made any plans to raise additional money and there is no assurance that we would be able to raise additional money in the future. If we need additional money and can't raise it, we will have to suspend or cease operations. It is possible that we will fail to raise even enough money to fund our offering expenses. In that event we will have to cease operations.

We will sell the shares in this offering through our officers and directors. The officers and directors engaged in the sale of the securities will receive no commission from the sale of the shares nor will any of the officers and directors register as a broker-dealer pursuant to Section 15 of the Securities and Exchange Act of 1934 in reliance upon Rule 3(a)4-1. Rule 3(a)4-1 sets forth those conditions under which a person associated with an Issuer may participate in the offering of the Issuer's securities and not be deemed to be a broker-dealer. The conditions are that:

1.	None of such persons is subject to a statutory disqualification, as that term is defined in Section 3(a)(39) of the Act, at the time of his participation; and,

2.	None of such persons is compensated in connection with his or her participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities; and

3.	None of such persons is, at the time of his participation, an associated person of a broker-dealer; and

4.	All of such persons meet the conditions of Paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that they (A) primarily perform, or are intended primarily to perform at the end of the offering, substantial duties for or on behalf of the Issuer otherwise than in connection with transactions in securities; and (B) are not a broker or dealer, or an associated person of a broker or dealer, within the preceding twelve (12) months; and (C) do not participate in selling and offering of securities for any Issuer more than once every twelve (12) months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).

We have no intention of inviting broker-dealer participation in this offering.

We intend to advertise and hold investment meetings in various states where the offering will be registered. We will also distribute the prospectus to potential investors at the meetings and to our friends and relatives who are interested in us and a possible investment in the offering.

(b) Offering Period and Expiration Date

This offering will commence on the date of this prospectus and continue for a period of 90 days. We may extend the offering period for an additional 90 days unless the offering is completed or otherwise terminated by us.

(c) Procedures for Subscribing

If you decide to subscribe for any shares in this offering, you must

1.	execute and deliver a subscription agreement; and

2.	deliver a check or certified funds to us for acceptance or rejection. All checks for subscriptions must be made payable to "Paradigm Enterprises, Inc."

(d) Right to Reject Subscriptions

We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected within 48 hours after we receive them.

Legal Proceedings

Paradigm is not a party to any pending litigation and none is contemplated or threatened.

Directors, Executive Officers, Promoters and Control Persons

(a) Directors and Executive Officers

Each of our directors is elected by the stockholders to a term of one (1) year and serves until his or her successor is elected and qualified, or until he or she resigns or is removed from office. Each of our officers is elected by the board of directors to a term of one (1) year and serves until his or her successor is duly elected and qualified, or until he or she resigns or is removed from office. The board of directors has no nominating, auditing or compensation committees.

The name, address, age and position of our present officers and directors are set forth below:

Name and Address	Age	Position(s)
Brian C. Doutaz 35 – 12880 Railway Ave. Richmond, B.C. Canada V7E 6G4	57	President, Chief Executive Officer and a member of the Board of Directors
James M. Hutchison 4 - 19158 - 94 Avenue4 - 19158 - 94 Avenue Surrey, B.C. Canada V4N 4X8	45	Secretary, Treasurer, Chief Financial Officer and a member of the Board of Directors

Mr. Doutaz has held his office/position since inception of our company, will be spending approximately 15% of his time on the affairs of Paradigm and is expected to hold the office/position until the next annual meeting of our stockholders. Mr. Hutchison accepted appointment as Director, Secretary, Treasurer and Chief Financial Officer of Paradigm on October 28, 2002 and is also expected to hold the office/position until the next annual meeting of our stockholders. His time commitment will amount to less than 5% of his work week. None of the directors or officers has professional or technical accreditation in the mining business.

Brian C. Doutaz, a director serving as president and chief executive officer is, and has been, a management and business consultant since 1980. He is President of Anina International Capital Corp., a private British Columbia company which is in the business of providing management and consulting services to development and exploration stage businesses and has been performing such services with Anina from 1993 to present. Mr. Doutaz also provides compliance services to publicly listed corporations in Canada and the United States and sits on the boards of the following public and private corporations.

  Mr. Doutaz is currently, and has been since 1986, president and a director of Adda Resources Ltd., a mineral and petroleum exploration company which is a reporting issuer in British Columbia and Alberta and which was formerly publicly traded on the TSX Venture Exchange (currently delisted);
  In September, 2001, Mr. Doutaz incorporated Sterling Group Ventures, Inc., a Nevada based reporting issuer which is engaged in mineral exploration and remains its President, a director and its Chief Executive Officer;
  Between March 1999 and April 2000 he served as a director and Treasurer of Kidstoysplus.com, Inc., an Internet retailer of children’s toys and products which was quoted on the OTC-BB under the symbol KTYP and now traded under the symbol SMLA; From May, 1999 to October, 2001 Mr. Doutaz served as President and a director of Reward Enterprises, Inc., an internet gaming operation, quoted on the OTC-BB under the symbol RWDE;
  Mr. Doutaz became a Director of Talon Ventures, Inc. (“Talon”) on September 06, 2001 and Blue Hawk Ventures, Inc. (“Blue Hawk”) on May 02, 2002. Each of these Nevada based privately held companies is engaged in mineral or petroleum exploration and development.

James M. Hutchison is Secretary, Treasurer and Chief Financial Officer and a director of Paradigm. Mr. Hutchison is President of Precision Injection Molding, Inc., a private British Columbia company which specializes in the injection moulding of thermoplastic components, parts and assemblies to specific and exacting requirements in conjunction with product design and development, which company he started in 1997. In September, 2001, Mr. Hutchison became a director, secretary and treasurer of Sterling Group Ventures, Inc., a Nevada based reporting issuer, engaged in mineral exploration and remains in those positions. He was also a director of Adda Resources Ltd. from May, 1998 to May, 2001 which is involved in the mineral and petroleum exploration business and which formerly traded on the TSX Venture Exchange.

(b) Conflicts of Interest

We believe that both Messrs. Doutaz and Hutchison will be subject to conflicts of interest. The conflicts arise from their relationships with other public and even private corporations. In the future both will continue to be involved in the mining and petroleum businesses for other entities and such involvement could create a conflict of interests. At the present time, we do not foresee a direct conflict of interest because we do not intend to acquire any additional mining properties. The only conflict that we foresee is Messrs. Doutaz's and Hutchison’s devotion of time to resource projects that do not involve us.

Specifically, Brian C. Doutaz is an officer and director of Adda Resources Ltd. and Sterling Group Ventures, Inc. (President). For both companies he has been responsible for the selection of potential properties and projects and the subsequent negotiating of acquisition agreements, funding and related matters. Additionally, Mr. Doutaz manages the day to day affairs of both companies and has been active in seeking out public financing for both companies projects. Through these two companies Mr. Doutaz has worked on projects in North America (mining in Canada and petroleum exploration in Canada and the United states) and internationally (mining in Costa Rica and petroleum exploration in Tunisia and Venezuela). In addition to Adda Resources and Sterling Group Ventures, he is also secretary and managing director of Talon Ventures, Inc. and of Blue Hawk Ventures, Inc., both Nevada private companies engaged in mineral exploration. This is a potential conflict of interest because Mr. Doutaz devotes approximately 15% of his professional time to each of Adda and Sterling and 5% of his time on matters pertaining to Talon and Blue Hawk which he could otherwise devote to us and because those companies are engaged in resource exploration, similar to us. Presently, none of the foregoing companies operate mines or receive royalties from properties operated by others.

Further, James M. Hutchison is an officer and director of Sterling Group Ventures, Inc. (Director, Secretary and Treasurer) and has been active in seeking out public financing for company projects.

In the future, such corporations could begin operating mines and/or we and other companies of which Mr. Doutaz or Mr. Hutchison are also, or may become, a member of the board of directors may participate in the same properties. Joint ventures in acquiring and exploring and mining natural resources are frequent in the industry. Either officer could be presented mining or other exploration opportunities which would force him to determine which company to offer the project to and from where to seek the appropriate funding. As a result there may be situations which involve a conflict of interest. Both Mr. Doutaz and Mr. Hutchison will attempt to avoid dealing with such other companies in such situations where conflicts might arise and will also disclose all such conflicts in accordance with common law and will govern himself in respect thereof to the best of his abilities in accordance with the obligations imposed upon him in law. In any event, it would be incumbent upon either to notify the other boards of directors of his conflict of interest and to abstain himself from voting on that subject matter.

(c) Significant Employees

We have no employees other than for Brian C. Doutaz and James M. Hutchison.

(d) Family Relationships

There are no family relationships among directors or officers.

(e) Involvement In Certain Legal Proceedings

During the past five years, none of our officers, directors, promoters or control persons has had any of the following events occur:

1.	any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2.	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

3.	being subject to any order, judgement or decree, not substantially reversed, suspended or vacated, of any court of competent jurisdiction, permanently enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking business; and

4.	being found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgement has not been reversed, suspended or vacated.

Security Ownership of Certain Beneficial Owners and Management

(a) Security Ownership of Certain Beneficial Owners

The following table sets forth, as of the date of this prospectus, the total number of shares owned beneficially by each of our directors, officers and key employees, individually and as a group, and the present owners of 5% or more of our total outstanding shares. The table also reflects what such ownership will be assuming completion of the sale of all shares in this offering, which we can't guarantee. The stockholder listed below has direct ownership of his shares and possesses sole voting and dispositive power with respect to the shares.

Title of Class	Name and Address of Beneficial Owner [1] [2]	Amount & Nature of Beneficial Ownership [3]	Percentage of Class
Common Stock	Brian C. Doutaz 12880 Railway Ave., Unit 35 Richmond, B.C. V7E 6G4	5,000,000 Beneficial Owner	47.56%
All Officers, Directors and Key Employees as a Group		5,000,000	47.56%

[1] The person named above may be deemed to be a "parent" and "promoter" of our company, within the meaning of such terms under the Securities Act of 1933, as amended, by virtue of his direct and indirect stock holdings. Messrs. Doutaz and Hutchison are the only "promoters" of our company.

[2] The person named above does not have any specified rights to acquire, within sixty (60) days of the date of this registration statement any options, warrants or rights and no conversion privileges or other similar obligations exist.

[3] As of December 31, 2002.

(b) Security Ownership of Management

The following table sets forth the names and addresses of each of our directors and officers, their principal occupations and their respective date of commencement of their term with Paradigm. All directors and officers hold office until our next Annual General Meeting of Shareholders or until a successor is appointed.

Title of Class	Name and Address of Beneficial Owner [1] [3]	Amount & Nature of Beneficial Ownership [2]	Percentage of Class
Common Stock	Brian C. Doutaz 12880 Railway Ave., Unit 35 Richmond, B.C. V7E 6G4	5,000,000	47.56%
	James M. Hutchison 4 - 19158 - 94 Avenue Surrey, B.C. V4N 4X8	Nil (0)	Nil (0)
All Officers and Directors as a Group		5,000,000	47.56%

[1] As of December 31, 2002

[2] Common Shares beneficially owned, directly or indirectly, or over which control or direction is exercised, as at the date hereof based upon information furnished to Paradigm by individual directors and officers. All such shares are held directly.

[3] The person named above does not have any specified rights to acquire, within sixty (60) days of the date of this registration statement any options, warrants or rights and no conversion privileges or other similar obligations exist.

The directors, officers and other members of management of Paradigm, as a group beneficially own, directly or indirectly, 5,000,000 of our common shares, representing 47.56% of the total issued and outstanding securities of Paradigm as of December 31, 2002.

Details of stock options held by the directors and officers are set forth under (1) “Executive Compensation” (Summary Compensation) and (2) “Description of Securities” (Stock Options). There are no outstanding stock options.

(c) Changes in Control

We do not anticipate at this time any changes in control of Paradigm. There are no arrangements either in place or contemplated which may result in a change of control of Paradigm. There are no provisions within the Articles or the Bylaws of Paradigm that would delay or prevent a change of control.

(d) Future Sales by Existing Shareholders

As of the date of this Prospectus, there are a total of 12 Stockholders of record holding shares of Paradigm’s common stock. A total of 10,200,000 shares of common stock were issued to the existing Stockholders, all of which are "restricted securities", as that term is defined in Rule 144 of the Rules and Regulations of the SEC promulgated under the Securities Act. Under Rule 144, such shares can be publicly sold, subject to volume restrictions and certain restrictions on the manner of sale, commencing one (1) year after their acquisition.

Shares purchased in this offering, which will be immediately resalable, and sales of all of our other shares after applicable restrictions expire, could have a depressive effect on the market price, if any, of our common stock and the shares we are offering. See “Dilution of the Price You Pay for Your Shares”.

Description of Securities

(a) Common Shares

Our authorized capital stock consists of 200,000,000 shares of common stock, par value $0.001 per share. The holders of our common stock:

  have equal ratable rights to dividends from funds legally available therefor, when, as and if declared by our board of directors;
  are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;
  do not have pre-emptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and
  are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

We refer you to our Articles of Incorporation and Bylaws which form a part of this registration statement and to the applicable statutes of the State of Nevada for a more complete description of the rights and liabilities of holders of our securities.

We are authorized to issue up to 200,000,000 shares of common stock at a par value of $0.001. As of December 31, 2002, Paradigm has issued 10, 200,000 common shares for total consideration of $31,000. We issued 5,000,000 shares of common stock through a Section 4(2) exemption in July and August, 2002 for cash consideration of $5000. We issued 5,000,000 shares of common stock through a Rule 504D / Regulation S offering in August and September, 2002 for cash consideration of $26,000.

5,000,000 common shares issued to Mr. Doutaz are restricted and can only be transferred, mortgaged, pledged or otherwise disposed of under Rule 144 of the Securities Act of 1933 as are the balance of the shares issued.

The common shares are not subject to any future call or assessment and all have equal voting rights. There are no special rights or restrictions of any nature attached to any of the common shares and they all rank at equal rate or "pari passu", each with the other, as to all benefits, which might accrue to the holders of the common shares. All registered shareholders are entitled to receive a notice of any Paradigm general annual meeting to be convened.

At any general meeting, subject to the restrictions on joint registered owners of common shares, on a showing of hands every shareholder who is present in person and entitled to vote has one vote, and on a poll every shareholder has one vote for each common share of which he is the registered owner and may exercise such vote either in person or by proxy. To the knowledge of the management of Paradigm, at the date hereof, Brian C. Doutaz is the only person to exercise control, directly or indirectly, over more than 10% of Paradigm’s outstanding common shares. See “Security Ownership of Certain Beneficial Owners and Management”.

Non-cumulative Voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in such event, the holders of the remaining shares will not be able to elect any of our directors.

Cash Dividends

As of the date of this registration statement, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business.

Stock Transfer Agent

The stock transfer agent for our securities is Pacific Stock Transfer Company, 500 E. Warm Springs Road, Suite 240, Las Vegas, Nevada 89119; the telephone number is (702) 361-3033 and the facsimile number is (702) 433-1979.

(b) Debt Securities

As of the date of this registration statement, Paradigm does not have any debt securities.

(c) Stock Options

Paradigm has no stock option plan for officers, directors, employees or consultants and no options have been issued.

(d) Warrants

The are no outstanding warrants and no warrants have been issued.

(e) Restricted Securities

Paradigm issued 5,000,000 shares to Brian C. Doutaz at a price of $0.001 per share for total consideration of $5,000 in August, 2002 which were paid for in cash. Under the Securities Act of 1933, these share can only be re-sold under the provisions of Rule 144.

When a person acquires restricted securities or holds control securities, he or she must find an exemption from the SEC's registration requirements to sell them in the marketplace. Rule 144 allows public resale of restricted and control securities if a number of conditions are met.

Restricted securities are securities acquired in unregistered, private sales from the issuer or from an affiliate of the issuer. Investors typically receive restricted securities through private placement offerings, Regulation D offerings, employee stock benefit plans, as compensation for professional services, or in exchange for providing "seed money" or start-up capital to the company.

Interest of Named Experts and Counsel

No named expert or counsel referred to in the prospectus has any interest in Paradigm. No expert or counsel was hired on a contingent basis, will receive a direct or indirect interest in Paradigm or was a promoter, underwriter, voting trustee, director, officer or employee of, or for, Paradigm. An “expert” is a person who is named as preparing or certifying all or part of our registration statement or a report or valuation for use in connection with the registration statement. “Counsel” is any counsel named in the prospectus as having given an opinion on the validity of the securities being registered or upon other legal matters concerning the registration or offering of the securities.

Our financial statements for the period from inception to December 31, 2002, included in this prospectus have been audited by Cordovano & Harvey, P.C., C.P.A.s, 201 Steele Street, Suite 300, Denver, Colorado 80206, as set forth in their report included in this prospectus.

The Geological Report On The Golden Claim dated November 15, 2002 included in this prospectus, was authored by R. T. Heard, P. Eng., 10881 Sunshine Coast Highway, Halfmoon Bay, B.C. V0N 1Y2.

The legal opinion rendered by Woodburn and Wedge, Attorneys and Counselors At Law, of 6100 Neil Road, Suite 500, Reno, Nevada, 89511-1149 regarding the Common Stock of Paradigm Enterprises, Inc. registered on Form SB-2 is as set forth in their opinion letter dated March 13, 2003 included in this prospectus.

Indemnification of Officers and Directors for Securities Act Liabilities

The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of Paradigm is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

  Article XII of our Articles of Incorporation, filed as Exhibit 3.1 to the Registration Statement;
  Article IX of our Bylaws, filed as Exhibit 3.2 to this registration statement; and
  Nevada Revised Statutes, Chapter 78.

The general effect of the foregoing is to indemnify a control person, officer or director from liability, thereby making Paradigm responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

Presently the directors and officers of Paradigm are not covered by liability insurance.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Business Description

(a) Corporate Organization and History Within Last Five Years

We were incorporated in the State of Nevada on July 15, 2002 and established a fiscal year end of December 31. We are a start-up, exploration stage company engaged in the search for gold and related minerals. Our statutory registered agent's office is located at 1100 Salem Rose, Las Vegas, Nevada 89144 and our business office is located at 12880 Railway Avenue, Unit 35, Richmond, British Columbia, Canada V7E 6G4. Our telephone number is (604) 644-5139. We have not had any bankruptcy, receivership or similar proceeding since incorporation. There have been no material reclassifications, mergers, consolidations or purchases or sales of any significant amount of assets not in the ordinary course of business since the date of incorporation. We have no property other than an option to acquire the claim and to the date of this prospectus have not spent any monies on research and development.

(b) Business Development

On October 30, 2002, Brian C. Doutaz, our President and a member of the board of directors, acting as Trustee on our behalf, optioned one mineral property containing a mining claim (the “Claim”) in British Columbia, Canada by entering into an Option To Purchase And Royalty Agreement with Kester E. Tomkies (the “Option Agreement”), the beneficial owner of the Claim, an arms-length British Columbia resident, to acquire the Claim by making certain expenditures and carrying out certain exploration work on the Claim. A Trust Agreement between Paradigm and Mr. Doutaz was established to avoid having to pay additional fees and establish a subsidiary at this early stage of our corporate development.
Under the terms of the Option Agreement, Tomkies granted to Paradigm the sole and exclusive right to acquire 100 percent of the right, title and interest of Tomkies in the Claim, subject to Tomkies receiving annual payments and a royalty, in accordance with the terms of the Option Agreement, as follows:

1.	Paradigm must pay Tomkies $3,200 ($5,000 in Canadian funds) on the effective date of the Agreement (paid);

2.	Paradigm must incur exploration expenditures on the Claim of a minimum of $22,600 (CA $35,000) by October 31, 2003;

3.	Paradigm must incur exploration expenditures on the Claim of a further $48,400 (CA $75,000) (for aggregate minimum exploration expenses of CA $110,000) by October 31, 2004; and

4.	Paradigm must incur exploration expenditures on the Claim of a further $64,500 (CA $100,000) (for aggregate minimum exploration expenses of CA $210,000) by October 31, 2005; and

5.	Upon exercise of the Option, Paradigm is required to pay to Tomkies, commencing February 1, 2006, the sum of $32,300 (CA $50,000) per annum.

If the results of Phase I are unsuccessful, we will terminate the Option Agreement and will not be obligated to make any subsequent payments. Similarly, if the results of Phase II are unsuccessful, we will terminate the Option Agreement and will not be obligated to make any subsequent payments. The same actions will occur if Phase III is unsuccessful.

The Claim is held under a Trust Agreement by Mr. Doutaz on behalf of Paradigm dated October 30, 2002 (the “Trust Agreement”). The terms of the Trust Agreement are as follows:

1.	the Trustee is willing and legally capable of acting as a trustee for Paradigm to hold the mineral claim on behalf of Paradigm until such time as the initial three phase exploration program is completed and Paradigm is properly able to evaluate the merits of owning the claim in its own name or that of a subsidiary;

2.	the Agreement will terminate on:

	(a)	February 01, 2006, unless on or before that date, Paradigm terminates in writing the Option Agreement

	(b)	the date on which Paradigm incorporates a British Columbia subsidiary to hold Paradigm’s interest in the Claim and transfers such interest to the subsidiary.

To date we have not performed any work on the Claim. To date we have spent no monies on research and development activities. The Report was presented to Mr. Doutaz for review without any contractual obligations and the cost was included in the option payment to Tomkies. It is our intention to engage the services of Mr. R. T. Heard, P. Eng., author of the Report to perform the required Phase I work on the Claim but no agreement has been entered into at this time.

The Claim is unencumbered and there are no competitive conditions which affect the Claim. Further, there is no insurance covering the Claim. We believe that no insurance is necessary since the Claim is unimproved and contains no buildings or improvements.

The names, tenure numbers, date of recording and expiration date of the Claim is as follows:

Claim Name	Tenure Number	Recording Date	Expiry Date
Golden	392749	April 09, 2001	April 09, 2004*

*One year's assessment credit was obtained by filing the G.P.S. location of the Legal Corner Post with the Gold Commissioner's Office.

To keep the Claim in good standing, such that it does not expire on the date indicated in the preceding, we must begin exploration on or before April 09, 2004 or pay $150 to prevent the Claim from reverting to the Crown.

It is our intention to incorporate a Canadian subsidiary company and record the deed of ownership in the name of our subsidiary if gold is discovered on the Claim and it appears that it would be economically viable to commercially mine the Claim.

Paradigm is an exploration stage company. There is no assurance that a commercially viable mineral deposit exists on the Claim that we have under option. Further exploration will be required before a final evaluation as to the economic and legal feasibility of the Claim is determined.

(c) Proposed Exploration Program – Plan of Operation

Our business plan is to proceed with initial exploration of the Claim to determine if there are commercially exploitable deposits of gold. The Report recommends a three phase exploration program to properly evaluate the potential of the Claim. We must conduct exploration to determine what minerals, if any, exist on the Claim and if any minerals which are found can be economically extracted and profitably processed.

We anticipate that Phase 1 of the recommended geological exploration program on the Claim will cost $24,500, (CA $38,000) based on the Report which is a reflection of local costs for the specified type of work.. We had $23,072 in cash reserves as of December 31, 2002. Accordingly, we will not be able to proceed with the exploration program without additional financing.

It is our intention to retain the services of Mr. Heard to complete the first phase of the work program prior to commencement of work on the Claim. It is our intention to carry out the work in the summer of 2003, predicated on completion of the offering described in this registration statement. We will assess the results of this program upon receipt of Mr. Heard’s report. The cost estimates for this and other phases of the work program are based on Mr. Heard’s recommendations and reflect local costs for this type of work.

We do not claim to have any ores or reserves whatsoever at this time on our optioned Claim .

For further details on the exploration program, see “Description of the Property”.

These surveys may require up to two weeks for the base work and an additional two to three months for analysis and the preparation of a report on the work accomplished along with an evaluation of the work and will bear an estimated total cost of $24,500 (CA $38,000) based on the Report prepared by Mr. Heard and is a reflection of local costs for the specified type of work. This cost is made up of wages and fees, grid materials (pickets, paint, flagging etc.), transportation, geological and geochemical supplies, assaying, camp equipment and operation costs. It is our intention to carry the work out in the Summer of 2003, predicated on completion of the offering described in this registration statement.

If we are unable to sell any of the securities under this offering, we would be required to suspend operations of Paradigm. We have not entered into any arrangements with creditors for unpaid expenses incurred in undertaking this offering.

Phase 2 will not be carried out until the Summer of 2004 and will be contingent upon favourable results from Phase 1 and any specific recommendations of Mr. Heard based on those results. It will be directed towards trenching and diamond drilling. The second phase may require up to three weeks work and will cost approximately $48,400 (CA $75,000) comprised of wages, fees and camp operations, trenching, diamond drilling, assays and related. The cost estimate is based on the Report which is a reflection of local costs for the specified type of work. A further three months may be required for analysis and the preparation of a report and evaluation on the work accomplished.

We have contemplated a third phase of exploration which would continue the diamond drill program if results from the Phase II program remain positive. Cost of the third phase of exploration is estimated to be $74,200 (CA $115,000) based on the Report and is also a reflection of local costs for the specified type of work. This phase may take three weeks to complete during the Summer of 2005 with an additional three months required to complete the analysis and the preparation of a report on the work accomplished along with an evaluation of the work and further recommendations. It is our intention to have Mr. Heard conduct all three phases of the exploration program.

Offices

Our offices are located at 12880 Railway Avenue, Unit 35, Richmond, B.C. Canada V7E 6G4. Currently, these facilities are provided to us by Brian Doutaz, one of our directors and our President, without charge, but such arrangement may be cancelled at anytime without notice. As our business activities continue, we anticipate that we will be required to pay a pro rata share of the rent incurred for the facilities that we occupy. Specific direct expenses incurred such as telephone and secretarial services will are charged back to Paradigm on a periodic basis.

(d) Reports to Securityholders

As a result of filing this registration statement, Paradigm is obligated to file with the Securities and Exchange Commission certain interim and periodic reports including an annual report containing audited financial statements. Paradigm intends to continue to voluntarily file these periodic reports under the Exchange Act even if its obligation to file such reports is suspended under applicable provisions of the Exchange Act. We will voluntarily send an annual report, including audited financial statements, to our shareholders.

In addition, Paradigm will file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission through the EDGAR Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of the SEC website is http://www.sec.gov and the EDGAR website is located at http://www.sec.gov/edgar/searchedgar/webusers.htm.

Management’s Discussion And Analysis of Financial Condition and Results of Operations

(a) Plan of Operation

We are a start-up, exploration stage company engaged in the search for gold and related minerals and have not yet generated or realized any revenues from our business operations.

Paradigm believes it can satisfy its cash requirements through the fiscal year end of December 31, 2003 from a private placement of $31,000 received during August and September of 2002 and the funds received from this offering. If we fail to complete the offering, even at the minimum subscription level, we will have to cease operations. As of December 31, 2002, we had $19,551 in working capital.

During the fiscal period February 01, 2003 to December 31, 2003, we plan to concentrate our efforts on the planned Phase I exploration program on the Claim. If the program is successful, we will proceed to Phase II and commence planning for that work for 2004.

We do not expect any changes or hiring of employees since contracts are given to consultants and sub-contractor specialists in specific fields of expertise for the exploration work. We do not expect to purchase or sell any plant or significant equipment. We intend to lease or rent any equipment, such as a diamond drill machine, that we will need in order to carry out our exploration operations.

(b) Management's Discussion, Analysis of Financial Condition and Results of Operations

Our auditors have issued a going concern opinion. This means that our auditors believe there is doubt that we can continue as an on-going business for the next twelve months unless we obtain additional capital to pay our bills. This is because we have not generated any revenues and no revenues are anticipated until we begin removing and selling minerals. Accordingly, we must raise cash from sources other than the sale of minerals found on our Claim. Our only other source for cash at this time is investments by others in our company. We must raise cash in order to implement our project and stay in business.

In order to meet our need for cash we are attempting to raise money from this offering. There is no assurance that we will be able to raise enough money through this offering to stay in business. Whatever money we do raise, will be applied first to costs of this offering and then to exploration. If we do not raise all of the money we need from this offering, we will have to find alternative sources, such as a second public offering, a private placement of securities, or loans from our officers or others. We have discussed this matter with our officers; however, our officers are unwilling to make any commitment to loan us any money at this time. At the present time, we have not made any arrangements to raise additional cash, other than through this offering. If we need additional cash and can't raise it we will either have to suspend operations until we do raise the cash, or cease operations entirely.

We do not expect to purchase or sell any plant or significant equipment. We intend to lease or rent any equipment such as a diamond drill machine, that we will need in order to carry out our exploration operations. We do not expect a change in our number of employees.

Over the next twelve months, we intend to complete the first phase of the exploration plan on our Claim – see “Use of Proceeds” and “Business Description – (b) Business Development” for further details. The Claim was obtained through an Option Agreement thereof with Kester E. Tomkies at a cost of $3,200 (CA $5,000) which sum included the Report of R.T. Heard. Mr. Doutaz is acting as trustee under a Trust Agreement for the holding of the Claim. To date we have not performed any work on the Claim.

If our initial exploration efforts are successful, we intend to proceed with longer term development of the Claim.
If we raise the maximum of $100,000 (gross) in this offering, we believe that we can pay for our offering expenses and satisfy our cash requirements without having to raise additional funds for the next twelve months. If we raise less than $100,000 (gross) but more than the minimum of $50,000 (gross) we may have to raise additional funds or we may not be able to continue our proposed business operations.

If we are unable to sell the minimum 250,000 shares of the planned offering it will be necessary to utilize existing working capital to fund the cost of this offering. In such an event, we would not have sufficient capital available to fund the Phase I exploration program and we would have to suspend operations. We have not entered into any arrangements with creditors for unpaid offering expenses.

Phase I of our plan of operations involves examination of the Claim, establishment of a grid, geological and geochemical analysis. Phase I may take up to 3 months in total, including preparation of a report on the work completed with further recommendations and cost about $24,500 (CA $38,000) based on the Report and is a reflection of local costs for the specified type of work. We have not commenced Phase I. We anticipate that the proceeds of this offering will be used to cover the costs of the first phase of the exploration plan.

If we are unable to complete any phase of exploration because we don’t have enough money, we will cease operations until we raise additional funds. If we can’t or don’t raise more money, we will cease operations. If we cease operations, we don’t know what we will do and we don’t have any plans to do anything in that event.

The Option Agreement calls for a second phase of exploration to be carried out in 2004 at a cost of $48,400 (CA $75,000). If the Phase I work program is favourable, additional funding will be required in order to satisfy this and other cash demands on Paradigm. It is our intention to fund these requirements through additional equity offerings, private placements or loans. In the event we are not able to complete the required funding we will have to suspend operations. In any event, until the results of Phase I are known we are not in a position to know whether we will carry on with Phase II. If the results of Phase I are unsuccessful, we will terminate the Option Agreement and will have no further obligations under the Option Agreement. Similarly, if the results of Phase II are unsuccessful, we will terminate the Option Agreement and will not be obligated to make any subsequent payments.

We have limited cash reserves which as of December 31, 2002 totaled $19,551 (including a reserve for payables). Until we actually commence Phase I operations, our monthly cash requirements are minimal. Current working capital can adequately satisfy our cash requirement for the next twelve months.

We cannot provide a more detailed discussion of how our exploration program will work and what we expect will be our likelihood of success. That is because we have a piece of raw land and we intend to look for gold. We may or may not find any mineralized material. We hope we do, but it is impossible to predict the likelihood of such an event.

We will not move on to a subsequent phase of the exploration program until the phase we are working on is completed and the evaluation has been rendered. We will determine when that occurs. We do not have any plans to take Paradigm from Phase I, II or III exploration to revenue generation. This is because we have not yet found anything and it is impossible to project revenue from nothing.

We expect to start exploration operations in the Summer of 2003.

Limited Operating History; Need for Additional Capital

There is no historical financial information about Paradigm upon which to base an evaluation of our performance. We are an exploration stage company and have not generated any revenues from operations. We cannot guarantee we will be successful in our business operations. Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources, possible delays in the exploration and/or development of our Claim, and possible cost overruns due to price and cost increases in services.

To become profitable and competitive, we must conduct exploration of our Claim before we commence production of any minerals we may find. We are seeking equity financing in order to provide for the capital required to implement our exploration phases.

We have no assurance that future financing will be available to us on acceptable terms. If such financing is not available on satisfactory terms, we may be unable to continue or expand our operations. Equity financing could result in additional dilution to existing shareholders.

If our initial exploration efforts are successful, we intend to proceed with longer term exploration of the Claim.

If we raise the maximum of $100,000 (gross) in this offering, we believe that we can pay for our offering expenses and satisfy our cash requirements without having to raise additional funds for the next twelve months. If we raise less than $100,000 (gross) we may have to raise additional financing or we may not be able to continue our proposed business operations.

Results of Operations

From inception on July 15, 2002 to the date of this registration statement, we have not had any operations.

On October 30, 2002, we obtained an option to acquire our first property and are commencing the research and exploration stage of our mining operations on that property at this time.

Since inception, we have used our common stock to raise money for our Claim acquisition and for corporate expenses. Net cash provided by financing activities from inception on July 15, 2002 to December 31, 2002 was $31,000, as a result of proceeds received from sales of our common stock.

Between July 15 and December 31, 2002 we expended a total of $8,969 in overall expenses. Included in that total was $2,964 for professional services, $2,300 for compensation, $1,889 for office costs and $1,116 in miscellaneous costs. During the same period we realized an interest income of $0 which resulted in a net loss of $8,969.

Liquidity and Capital Resources

As of the date of this registration statement, we have yet to generate any revenues from our business operations.

We issued 5,000,000 shares of common stock through a Section 4(2) exemption in August, 2002 for cash consideration of $5,000.

We issued 5,200,000 shares of common stock through a Rule 504D / Regulation S offering in August and September, 2002 for cash consideration of $26,000.

As of December 31, 2002, our total assets were $26,252 and our total liabilities were $3,521.

Description of the Property

(a) Mining Properties

On October 30, 2002, Brian C. Doutaz, our President and a member of the board of directors, acting as Trustee on our behalf, optioned one mineral property containing a mining claim in British Columbia, Canada by entering into an Option Agreement with Kester E. Tomkies, the beneficial owner of the Claim, an arms-length British Columbia resident, to acquire the Claim by making certain expenditures and carrying out certain exploration work on the Claim. A Trust Agreement between Paradigm and Mr. Doutaz was established to avoid having to pay additional fees and establish a subsidiary at this early stage of our corporate development. The terms of both agreements are more fully described in “Business Description – (b) Business Development”

A mining claim is generally described to be that portion of the public mineral lands which a miner, for mining purposes, takes and holds in accordance with local mining laws but is also described to mean a parcel of land which might contain precious metals in the soil or rock. In British Columbia, a “two-post” mining claim (where two opposite corners of the boundaries of the claim are physically marked with a survey type post marked for reference as opposed to simply having an initial single post) is a square plot of land 500 meters by 500 meters. The Claim consists of a single mining claim which in total measures 2,500 meters (8,402 feet) by 2,000 meters (6,722 feet) and cover an area of approximately 1,236 acres).

If the results of Phase I are unsuccessful, we will terminate the Option Agreement and will not be obligated to make the above or any subsequent payments. Similarly, if the results of Phase II are unsuccessful, we will terminate the Option Agreement and will not be obligated to make any subsequent payments. The same actions will occur if Phase III is unsuccessful.

To date we have not performed any work on the Claim. To date we have spent no monies on research and development activities. The Report was originally presented to Mr. Doutaz for review without any contractual obligations and the cost was included in the option payment to Tomkies. It is our intention to engage the services of Mr. R. T. Heard, P. Eng., author of the Report to perform the required Phase I work on the Claim but no agreement has been entered into at this time.

Mr. Heard is a registered Professional Engineer in good standing in the Association of Professional Engineers and Geoscientists of British Columbia. He is a graduate of Haileybury School of Mines, (1958) and of the Montana College of Mineral Science and Technology, Butte, Montana. He holds a B.Sc. in Geological Engineering, (1971) and has practiced his profession as an Exploration Geologist for more than 40 years and as a Professional Engineer for the past 28 years.

The Claim was originally staked in 2001 by Edward Skoda on behalf of Kester E. Tomkies who transferred the deed of ownership to Kester E. Tomkies in 2002. Tomkies holds the mining rights to the Claim which thereby gives her or her designated agent, the rights to mine and recover all of the minerals contained within the surface boundaries of the lease continued vertically downward. In the event Tomkies were to grant another deed which is subsequently registered prior to our deed, the third party would obtain good title and we would have nothing.

Tomkies has granted an option to Paradigm to allow Paradigm to explore, mine and recover any minerals on the Claim. As with the preceding, if Tomkies were to grant an option to another party, that party would be able to enter the Claim, carry out certain work commitments and earn right and title to the Claim; we would have little recourse as we would be harmed, would not own any Claim and would have to cease operations. However, in either event, Tomkies would be liable to us for monetary damages for breach of the Option Agreement. The extent of that liability would be for our out of pocket costs for expenditures on the Claim, if any, in addition to any lost opportunity costs if the Claim proved to be of value in the future.

Under British Columbia law, if the ownership of the Claim were to be passed to us and the deed of ownership were to be recorded in our name, we would have to pay a minimum of $500 and file other documents since we are a foreign company in Canada. We would also be required to form a British Columbia company which would necessitate a board of directors, a majority of which would have to be British Columbia residents, and obtain audited financial statements for that company. We have decided that if gold is discovered on the Claim and it appears that it might be economical to remove the gold, we will record the deed of ownership, pay the additional tax and file as a foreign Company or establish a corporate subsidiary in British Columbia. The decision to record or not record is solely within our province.

All Canadian lands and minerals which have not been granted to private persons are owned by either the federal or provincial governments in the name of Her Majesty. Ungranted minerals are commonly known as Crown minerals. Ownership rights to Crown minerals are vested by the Canadian Constitution in the province where the minerals are located. In the case of our claim, that is the province of British Columbia.

In the 19th century the practice of reserving the minerals from fee simple Crown grants was established. The legislation ensures that minerals are reserved from Crown land dispositions. The result is that the Crown is the largest mineral owner in Canada, both as fee simple owner of crown lands and through mineral reservations in Crown grants. Most privately held mineral titles are acquired directly from the Crown. The claim we have under option is one such acquisition. Accordingly, fee simple title to our Claim resides with the Crown. Our optioned claim is a mining lease issued pursuant to the British Columbia Mineral Act to Tomkies. The lessee has exclusive rights to mine and recover all of the minerals contained within the surface boundaries of the lease continued vertically downward.

The Claim is unencumbered and there are no competitive conditions which affect the Claim. Further, there is no insurance covering the Claim. We believe that no insurance is necessary since the Claim is unimproved and contains no buildings or improvements.

The name, tenure number, date of recording and expiration date of the Claim is as follows:

Claim Name	Tenure Number	Recording Date	Expiry Date
Golden	392749	April 09, 2001	April 09, 2004*

*One year's assessment credit was obtained by filing the G.P.S. location of the Legal Corner Post with the Gold Commissioner's Office.

Our optioned claim consists of the above-described claim which totals approximately 1,236 acres. The Claim was selected for acquisition due to its cost, previously recorded surrounding exploration, development and extraction work and because the Claim is not located in an environmentally sensitive region.

Information regarding the Claim can be determined by reviewing the British Columbia government website located at http://www.gov.bc.ca/em. This website contains a detailed description of the rock formation and mineralization of all staked lands in British Columbia. The information can be viewed by clicking on “The Map Place”, then, after downloading “Autodesk Mapguide”, by clicking on “Available Maps” and then “Mineral Titles Map”. You can then enter in claim tenure number in the “Zoom GoTo” search window to view the area of our Claim. For title information you can go back to the “Mineral Titles Map” in the lower window, under the heading “Contents”, then “Database Searches”, click on “Tenure Number” and enter the claim tenure number as indicated above to view the Mineral Titles Tenure Detail. This website database contains a detailed description of the rock formation, mineralization and ownership of all staked lands in British Columbia.

To keep the Claim in good standing, such that it does not expire on the dates indicated in the preceding, we must begin exploration on or before April 09, 2004 or pay $150 per claim to prevent the Claim from reverting to the Crown.

It is our intention to incorporate a Canadian subsidiary company and record the deed of ownership in the name of our subsidiary if gold is discovered on the Claim and it appears that it would be economically viable to commercially mine the Claim.

Paradigm is an exploration stage company. There is no assurance that a commercially viable mineral deposit exists on the Claim that we have under option. Further exploration will be required before a final evaluation as to the economic and legal feasibility of the Claim is determined.

Physiography

The Claim is located approximately 35 kilometres northeast of the town of Bralorne and 40 kilometres northwest of Lillooet or 180 kilometres north of Vancouver in southwestern British Columbia in what is known as the Bridge River Camp. The legal corner post (LCP) is at 50‹ 56.865' North Latitude and 122‹ 34.183' West Longitude at an approximate elevation of 6600 feet (2012.2 metres).

Access can be obtained by four-wheel drive vehicle from Lillooet via the Lillooet - Goldbridge Highway 70 km to the Marshall Creek Road, then 11.9 km to an intersection with Mud Creek Main logging road. Then travel 3.3 km to Jim Creek bridge and then 250 m to Jim Creek access road, thence by foot 5 km on Jim Creek access road to the 2,012 m elevation. The LCP lies about 60 m from the end of road on a ridge top. Access can also be gained by helicopter from Lillooet or Pemberton, B.C., approximately 30 miles distant.

The area is characterized by rugged mountainous terrain with deeply incised valleys and steep slopes topped by sharp peaks and serrate ridges. Maximum relief in the area is 1,435 metres. Vegetation consists of mixed conifers with moderate amounts of undergrowth. At higher elevations, alpine vegetation consisting of grasses and wildflowers predominate. Annual precipitation is moderate; summers are typically dry and winters receive moderate snowfall. Snow pack at higher elevations can exceed three metres. The existing roads leading to our Claim are rough-graded dirt. During rainy weather the roads are sometimes inaccessible or washed out. During the winter months there is too much snow cover to be able to access the Claim.

Location of the Property

N
SHULAPS RANGE
Peridotite
Creek
Shulaps Peak
LCP
GOLDEN
392749
Creek
Marshall Lake
MARSHALL
Marshall
534000m. E.
5649000m. N.
122°30'
51°00'
35'
55'

PARADIGM ENTERPRISES INC.

GOLDEN CLAIM

Lillooet Mining Division, British Columbia

Topographical Map showing Claim Location

DATE: Nov., 2002	SCALE: 1:50,000	FIG. NO. 3

Geology

A mapping program managed by the B.C. Department of Mines indicates that the ages of the rock formations are such that at the junctions of the various formations there are faults which are conducive to and likely provided the plumbing which allowed for the placement of the mineral bearing vein structures generally associated with gold values generally found in the area.

The Claim is principally underlain by the Shulaps Ultramafic Complex which is fault bounded on the north and east by the Yalakom fault zone and on the southwest by the Relay Creek Fault. The Yalakom and Relay Creek faults comprise part of a regionally extensive strike-slip system, which is dominated by steeply dipping, northwest trending faults which were active in Late Cretaceous time. The Relay Creek fault merges with the Yalakom fault zone in the Big Creek area northwest of the Claim.

The main faulted area was probably the heat source for the mineralizing fluids. The gold values generally found in the area often occur in mesothermal veins in association with a sulphide mix of galena, sphalerite, chalcopyrite, pyrite and pyrrhotite – all characteristics of viable gold bearing structures.

History

The Claim lies within the old Bridge River gold camp area of southwestern British Columbia which was active continuously from the early 1900s through 1978

British Columbia government personnel from the Department of Mines and Mineral Resources Ministry conducted regional stream sediment geochemical surveys through the area in 1979 and 1981. Some of these samples returned levels of nickel and cobalt from streams emanating from the eastern half of the Shulaps Ultramafic Complex which indicates that further exploration would be warranted. In addition, several mercury occurrences found in the area have implications for other epithermal systems; all are indicators that gold could be found in the general area.

During our field examination, several areas sited within the Jim Creek basin that appeared to be anomalous (vegetation, burn patches or gossans). This examination on its own is not indicative of a gold discovery. The examination and review of available literature provided historical reference points which, in total, indicate that there are valid reasons to further explore the Claim. Although a limited program is proposed by Paradigm, the review of the Claim and its history indicate that the right indicators exist for the potential of a commercially viable mining operation.

Our Proposed Exploration Program – Plan of Operation

Our business plan is to proceed with initial exploration of the Claim to determine if there are commercially exploitable deposits of gold. Mr. R.T. Heard, P. Eng., authored the Report in which is recommended a three phase exploration program to properly evaluate the potential of the Claim. We must conduct exploration to determine what minerals, if any, exist on our Claim and if any minerals which are found can be economically extracted and profitably processed.

We anticipate that Phase 1 of the recommended geological exploration program will cost $24,500, (CA $38,000) based on the Report which is a reflection of local costs for the specified type of work. We had $23,072 in cash reserves as of December 31, 2002. Accordingly, we will not be able to proceed with the exploration program without additional financing.

It is our intention to retain the services of Mr. Heard to complete the first phase of the work program prior to commencement of work on the Claim. It is our intention to carry out the work in the summer of 2003, predicated on completion of the offering described in this document. We will assess the results of this program upon receipt of Mr. Heard’s report. The cost estimates for this and other phases of the work program are based on Mr. Heard’s recommendations and reflect local costs for this type of work.

We do not claim to have any ores or reserves whatsoever at this time on our Claim .

Recommendations for evaluating the Claim's potential as a gold producer include stream geochemistry, prospecting, mapping, line cutting, soil geochemistry and geophysical surveying. The purpose of the recommended program is to locate the bedrock source of any gold that may occur in the anomalous drainages. Prospecting should be completed during stream sampling of the Jim Creek basin. Line-cutting, soil geochemistry and geological mapping should be completed in the headwaters of Jim Creek. Fifteen line kilometres of grid should be cut at the head or upstream edge of the stream anomaly. Soil sampling and geological mapping should be completed over the entire grid area. Magnetometer and VLF-EM surveys could possibly be used as an aid to mapping and structural interpretation and may assist in locating mineralization. Anomalies should be evaluated closely and diamond drilled at a future date to help in determining their economic potential.

Phase 1 will begin by establishing a 1000 metre base line with 25-meter stations and cross lines run every 100 meters for 100 meters each side of the baseline. We will then geologically map the grid followed by rock and geochemical sampling of those areas determined by the geological surveys. This will entail taking rock samples from the Claim to a laboratory where a determination of the elemental make up of the sample and the exact concentrations of gold and various associated minerals will be made. We will then compare the relative concentrations of gold and other associated elements in the samples so the results from different samples can be compared in a more precise manner and plotted on a map to evaluate their significance.

Where available, any existing trenches, prospect pits and the like will be examined. If an apparent mineralized zone is identified and narrowed down to a specific area by the studies, we may then employ minor trenching of the areas. Trenches are generally 100 feet in length and 10 to 20 feet wide. These dimensions allow for a thorough examination of the surface of the vein structure types generally encountered in the area. They also allow easier restoration of the land to its pre-exploration condition when we conclude our operations. Once excavation of a trench is completed, samples are then taken and analyzed for economically valuable minerals that are known to have occurred in the area. Trench and rock samples will be tested for traces of gold, silver, lead, copper, zinc, iron and other minerals; however, our primary focus is the search for gold. The other minerals are used as guides and indicators as to the possible presence of gold on the Claim.

These surveys may require up to two weeks for the base work and an additional two to three months for analysis and the preparation of a report on the work accomplished along with an evaluation of the work and will bear an estimated total cost of $24,500 (CA $38,000) based on the Report and are a reflection of local costs for the specified type of work. This cost is made up of wages and fees, grid materials (pickets, paint, flagging etc.), transportation, geological and geochemical supplies, assaying, camp equipment and operation costs. It is our intention to carry the work out in the Summer of 2003, predicated on completion of the offering described in this registration statement.

Phase 2 will not be carried out until the Summer of 2004 and will be contingent upon favourable results from Phase 1 and any specific recommendations of Mr. Heard based on those results. It will be directed towards trenching and diamond drilling. The second phase may require up to three weeks work and will cost approximately $48,400 (CA $75,000) comprised of wages, fees and camp operations, trenching, diamond drilling, assays and related. The cost estimate is based on the Report which is reflects local costs for the specified type of work. A further three months may be required for analysis and the preparation of a report and evaluation on the work accomplished.

The Report calls for approximately 1,000 feet of diamond drilling in Phase II which is an essential component of exploration and aids in the delineation and definition of any deposits. The geophysical work gives a general understanding of the location and extent of mineralization at depths that are unreachable by surface excavations and provides a target for more extensive trenching and core drilling.

We have contemplated a third phase of exploration which would continue the diamond drill program if results from the Phase II program remain positive. Cost of the third phase of exploration is estimated to be $74,200 (CA $115,000), based on the Report which also reflects local costs for the specified type of work. This Phase may take three weeks to complete during the Summer of 2005 with an additional three months required to complete the analysis and the preparation of a report on the work accomplished along with an evaluation of the work and further recommendations. It is our intention to have Mr. Heard conduct all three phases of the exploration program.

Although it may appear that Phase II merely continues Phase I and Phase III merely continues Phase II, such is not entirely the case. The work is phased in such a manner as to allow decision points to ensure that future work has a value and will provide better or additional information as to the viability of the Claim. By utilizing a multi-phase work program, at the end of each phase a decision can be made as to whether the phase has provided the necessary information to increase the viability of the project. If the information obtained as a result of any phase indicates that there is no increased probability of finding an economically viable deposit at the end of the project, a determination would be made that the work should cease at that point. This is a standard procedure in the industry prior to the commitment of additional funding to move a project forward to the next phase of exploration and/or development.

Initially, we do not intend to interest other companies in the Claim if we find mineralized materials. We intend to try to explore the Claim ourselves through the first three phases of the planned work program. However, should the need arise we are open to the raising of sufficient capital to complete the work program by whatever means become available at that time. If that were to mean engaging in a working partnership to secure the required capital, we would likely do so if it were in the best interests of the project.

Competitive Factors

The gold mining industry is highly fragmented. We are competing with many other exploration companies looking for gold. We are among the smallest exploration companies in existence and are an infinitely small participant in the gold mining business which is the foundation of the founding and early stage development of the mining industry. While we generally compete with other exploration companies, there is no competition for the exploration or removal of minerals from our Claim. Readily available gold markets exist in Canada and around the world for the sale of gold. Therefore, we will likely be able to sell any gold that we are able to recover.

Regulations

Our mineral exploration program is subject to the Mineral Tenure Act (British Columbia) and Regulation. This act sets forth rules for:

  locating claims;
  posting claims;
  working claims; and
  reporting work performed

We are also subject to the British Columbia Mineral Exploration Code (the “Code”) which tells us how and where we can explore for minerals. We must comply with these laws in order to operate our business. The purpose of the Code is to assist persons who wish to explore for minerals in British Columbia to understand the process whereby exploration activities are permitted and regulated. The Code establishes province wide standards for mineral exploration and development activities. The Code also manages and administers exploration and development activities to ensure maximum extraction with a minimum of environmental disturbance. The Code does not apply to certain exploration work we will be conducting; specifically, work that does not involve mechanical disturbance of the surface including:

  prospecting using hand-held tools;
  geological and geochemical surveying;
  airborne geophysical surveying (e.g. EM surveys);
  hand-trenching without the use of explosives; and
  the establishment of grid lines that do not require the felling of trees.

Exploration activities that we intend to carry out only in the second and third phases of the exploration program which are subject to the provisions of the code are as follows:

  drilling, trenching and excavating using machinery;
  disturbance of the ground by mechanical means; and
  blasting.

Compliance with these rules and regulations will require us to meet the minimum annual work requirements. Also, prior to proceeding with any exploration work subject to the Code we must apply for a notice of work permit. In this notice we will be required to set out the location, nature, extent and duration of the proposed exploration activities. This notice is submitted to the British Columbia Regional Office of the Mines Branch, Energy Division in Lillooet, B.C.

In order to explore for gold on our Claim we must submit the plan contained in this prospectus for review and pay a fee of $150. Prior to the planned commencement of the Phase I work program, application will be made for the required notice of work permit. The permit application process is largely an administrative act that does not involve a review of the merits of the application. It is generally completed within two weeks of application. We believe that the plan as contained in this prospectus will be accepted and an exploration permit will be issued. The exploration permit is the only permit or license we will need to explore for gold on our Claim. At the date of this prospectus, no permit has been granted and we have not applied for any permits or approvals.

Compliance with these rules and regulations will not affect our operations.

Environmental Law

We are also subject to the Health, Safety and Reclamation Code for Mines in British Columbia. This code deals with environmental matters relating to the exploration and development of mining properties. Its goals are to protect the environment through a series of regulations affecting:

  health and safety;
  archaeological sites; and
  exploration access.

We are responsible to provide a safe working environment, to not disrupt archeological sites and to conduct our activities in such a way as to prevent unnecessary damage to the Claim.

We anticipate no discharge of water into active streams, creeks, rivers, lakes or any other body of water regulated by environmental law or regulation. No endangered species will be disturbed. Restoration of the disturbed land will be completed according to law. All holes, pits and trenches will be recovered prior to abandonment of the Claim. No costs are anticipated in order to comply with any environmental laws. As the planned Phase I work program involves minimal disturbance of the environment at this early stage of the exploration, we do not anticipate facing any costs or expect to face problems complying with the environmental regulations. In addition, all of the equipment to be employed on the project will be in compliance with environmental standards used and accepted by the industry and all of the employees on the site will have significant experience in the outdoors and will be cognizant of their responsibilities to the environment.

We are in compliance with the Health, Safety and Reclamation Code for Mines and will continue to comply with the Code in the future. We believe that compliance with the Code will not adversely affect our business operations in the future.

Employees

Initially, we intend to use the services of subcontractors for manual labor exploration work on our Claim and Mr. R.T. Heard to manage the exploration program as outlined in his Report. Our only employees will be Brian C. Doutaz and James M. Hutchison, both senior officers and directors. Mr. Heard is not a consultant to Paradigm; rather he is the author of the Report dated November 15, 2002. However, it is our intention to enter into agreement to retain the services of Mr. Heard prior to commencement of the work program outlined in his Report.

At present, we have no employees, other than Messrs. Doutaz and Hutchison, our officers and directors. Messrs. Doutaz and Hutchison do not have employment agreements with us. We presently do not have pension, health, annuity, insurance, stock options, profit sharing or similar benefit plans; however, we may adopt such plans in the future. There are presently no personal benefits available to any employees.

We intend to hire geologists, engineers and excavation subcontractors on an as needed basis. We have not entered into negotiations or contracts with any of them although it is our intention to retain Mr. Heard as senior geological consultant. We do not intend to initiate negotiations or hire anyone until we receive proceeds from our offering.

(b) Investment Policies

As of the date of this registration statement, Paradigm does not have any policies regarding the types of investments described in SEC Reg. SB Item 102(b) (investments or interests in real estate or real estate mortgages or securities of or interests in persons primarily engaged in real estate activities) because its business mainly concerns the exploration of mining properties with the objective to achieve commercial exploitation.

(c) Description of Real Estate and Operating Data

Paradigm has no property the book value of which amounts to ten percent or more of its total assets.

Certain Relationships and Related Transactions

(a) Transactions with Officers and Directors

In August, 2002 we issued a total of 5,000,000 shares of restricted common stock to Brian C. Doutaz, the senior officer and director of our company. The fair market value of the shares, $5,000, was paid in cash.

On October 30, 2002, we entered into a Trust Agreement between Paradigm and Brian C. Doutaz, President of Paradigm whereby Mr. Doutaz is acting as Trustee to hold the Claim on behalf of Paradigm so as to avoid having Paradigm pay additional fees and establish a subsidiary at this early stage of our corporate development.

(b) Transactions with Promoters

Mr. Brian C. Doutaz, President and director of Paradigm can be considered as the promoter of Paradigm in consideration of his participation and managing of the business of the company since its incorporation.

Mr. Doutaz subscribed for 5,000,000 restricted shares of Common Stock at a price of $0.001 for an aggregate consideration of $5,000 which was paid in cash in August, 2002. The sale of these shares will be governed by Rule 144 of the Securities Act of 1933. Mr. Doutaz does not receive any salary or other compensation for his services to Paradigm.

Market for Common Equity and Related Stockholder Matters

(a) Market Information

There is no public market for Paradigm’s common stock.

Paradigm has issued 10,200,000 common shares since its inception on July 15, 2002 all of which are restricted shares (See “Certain Relationships and Related Transactions” above). There are no outstanding options or warrants or securities that are convertible into common shares.

No restricted shares are eligible for re-sale pursuant to Rule 144 under the Securities Act.

(b) Holders

Paradigm had 12 holders of record for the common shares as of December 31, 2002.

(c) Dividends

Paradigm has not paid any dividends since its incorporation and does not anticipate as of December 31, 2002, the payment of dividends in the foreseeable future. At present, our policy is to retain earnings, if any, to finance exploration on our properties. The payment of dividends in the future will depend upon, among other factors, our earnings, capital requirements and operating financial conditions.

(d) Securities Authorized for Issuance Under Equity Compensation Plans

Paradigm does not have any compensation plan under which equity securities are authorized for issuance.

Executive Compensation

(a) General

Messrs. Doutaz and Hutchison, our officers and directors, have received no compensation for their time or services rendered to Paradigm and there are no plans to compensate them in the near future, unless and until we begin to realize revenues and become profitable in our business operations. During the financial period ended December 31, 2002, Paradigm did not pay any form of remuneration to its directors or officers nor any compensation whatsoever.

(b) Summary Compensation Table

SUMMARY COMPENSATION TABLE
					Long Term Compensation
Annual Compensation					Awards		Payouts
Name & Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Awards ($)	Securities Underlying Options/ SARs (#)	LTIP Payouts	All Other Compensation
Brian C. Doutaz President	2002	2,300	0	0	0	Nil	Nil	Nil
James M. Hutchison Secretary / Treasurer	2002	0	0	0	0	Nil	Nil	Nil
Totals		0	0	0	0	Nil	Nil	Nil

(c) Option/SAR Grants

We do not currently have a stock option plan. No individual grants of stock options, whether or not in tandem with stock appreciation rights known as SARs or freestanding SARs have been made to any executive officer or any director since our inception; accordingly, no stock options have been granted or exercised by any of the officers or directors since we were founded.

(d) Aggregated Option/SAR Exercises and Fiscal Year-End Option/SAR Values

No individual grants of stock options, whether or not in tandem with stock appreciation rights known as SARs or freestanding SARs have been made to any executive officer or any director since our inception; accordingly, no stock options have been granted or exercised by any of the officers or directors since we were founded.

(e) Long-Tem Incentive Plans and Awards

We do not have any long-term incentive plans that provide compensation intended to serve as incentive for performance. No individual grants or agreements regarding future payouts under non-stock price-based plans have been made to any executive officer or any director or any employee or consultant since our inception; accordingly, no future payouts under non-stock price-based plans or agreements have been granted or entered into or exercised by any of the officers or directors or employees or consultants since we were founded.

(f) Compensation of Directors

The members of the Board of Directors are not compensated by Paradigm for acting as such. There are no arrangements pursuant to which directors are or will be compensated in the future for any services provided as a director.

(g) Employment Contracts, Termination of Employment, Change-in-Control Arrangements

There are no employment or other contracts or arrangements with officers or directors other than those disclosed in this registration statement. There are no compensation plans or arrangements, including payments to be made by Paradigm, with respect to the officers, directors, employees or consultants of Paradigm that would result from the resignation, retirement or any other termination of such directors, officers, employees or consultants with Paradigm. There are no arrangements for directors, officers, employees or consultants that would result from a change-incontrol of Paradigm.

Financial Statements

Our fiscal year end is December 31. We will provide audited financial statements to our stockholders on an annual basis, which statements will be prepared by an Independent Certified Public Accountant or Chartered Accountant.

Our audited financial statement from inception to December 31, 2002 immediately follow.

PARADIGM ENTERPRISES, INC.
(An Exploration Stage Company)
Index to Financial Statements

Page

Report of Independent Auditors	F-2

Balance Sheet at December 31, 2002	F-3

Statement of Operations from July 15, 2002 (inception) through
December 31, 2002	F-4

Statement of Changes in Shareholders' Equity for the period from
July 15, 2002 (inception) through December 31, 2002	F-5

Statement of Cash Flows from July 15, 2002 (inception) through
December 31, 2002	F-6

Notes to Financial Statements	F-7

PARADIGM ENTERPRISES, INC.
(An Exploration Stage Company)
Balance Sheet

December 31, 2002

Assets

Current assets:
Cash	$23,072

Total current assets	23,072

Mineral interests (Note 3)	3,180

$26,252

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable and accrued liabilities	$3,521

Total current liabilities	3,521

Shareholders’ equity (Notes 2 and 4):
Common stock, $.001 par value; 200,000,000 shares authorized,
10,200,000 shares issued and outstanding	10,200
Additional paid-in capital	21,500
Accumulated deficit	(8,969)

Total shareholders’ equity	22,731

$26,252

See accompanying notes to financial statements

PARADIGM ENTERPRISES, INC.
(An Exploration Stage Company)
Statement of Operations

July 15, 2002
(Inception)
Through
December 31,
2002
Expenses:
Contributed rent (Note 2)	$550
Contributed administrative support (Note 2)	150
Professional fees	2,964
Compensation	2,300
Office	1,889
Other	1,116

Total expenses	8,969

Loss before income taxes	(8,969)

Income tax provision (Note 5)	—

Net loss	$(8,969)

Basic and diluted loss per share	$(0.00)

Basic and diluted weighted average
common shares outstanding	7,714,286

See accompanying notes to financial statements

PARADIGM ENTERPRISES, INC.
(An Exploration Stage Company)
Statement of Changes in Shareholders' Equity

	Common Stock		Additional
			Paid-In	Accumulated
	Shares	Par Value	Capital	Deficit	Total

Balance at July 15, 2002 (inception)	—	$—	$—	$—	$—

July 2002, common stock sold to an officer
($.001/share) (Note 2)	5,000,000	5,000	—	—	5,000
August to September 2002, common stock sold in
private stock offering ($.005/share) (Note 4)	5,200,000	5,200	20,800	—	26,000
Office space and administrative support
contributed by a director (Note 2)	—	—	700	—	700
Net loss, period ended December 31, 2002	—	—	—	(8,969)	(8,969)

Balance at December 31, 2002	10,200,000	$10,200	$21,500	$(8,969)	$22,731

See accompanying notes to financial statements

PARADIGM ENTERPRISES, INC.
(An Exploration Stage Company)
Statement of Cash Flows

July 15, 2002
(Inception)
Through
December 31,
2002
Cash flows from operating activities:
Net loss	$(8,969)
Adjustments to reconcile net loss to net cash
used by operating activities:
Office space and administrative support
contributed by a director (Note 2)	700
Changes in operating assets and liabilities:
Accounts payable and accrued expenses	3,521

Net cash used in
operating activities	(4,748)

Cash flows from investing activities:
Payments for mineral interests (Note 3)	(3,180)

Net cash used in
investing activities	(3,180)

Cash flows from financing activities:
Proceeds from the sale of common stock	31,000

Net cash provided by
financing activities	31,000

Net change in cash	23,072

Cash, beginning of period	—

Cash, end of period	$23,072

Supplemental disclosure of cash flow information:
Income taxes	$—

Interest	$—

See accompanying notes to financial statements

Changes in and Disagreements With Accountants on Accounting and Financial Disclosure

Cordovano & Harvey, Certified Public Accountants, from their Denver, Colorado office, are our auditors. There has not been any changes in or disagreements with accountants on accounting and financial disclosure or any other matter.

Part II. Information Not Required In Prospectus

Other Expenses of Issuance and Distribution

The estimated expenses of the offering (whether or not all shares are sold), all of which are to be paid by the registrant, are as follows:

Accounting Fees and Expenses	$2,000.00
Legal Fees and Expenses	7,000.00
Transfer Agent Fees	500.00
SEC Registration Fee	100.00
Printing Expenses	200.00
Blue Sky Fees/Expenses	5,000.00
Miscellaneous Expenses	200.00
TOTAL	$15,000.00

Recent Sales of Unregistered Securities

(a) Prior sales of common shares

Paradigm is authorized to issue up to 200,000,000 shares of common stock with a par value of $0.001. As of December 31, 2002, we had issued 10,200,000 common shares for total consideration of $31,000 to a total of 12 registered shareholders all of whom are resident outside the United States. There are no United States shareholders of record who own shares in Paradigm.

Paradigm is not listed for trading on any securities exchange in the United States, and there has been no active market in the United States or elsewhere for the Common Shares.

During the past three years, Paradigm has sold the following securities which were not registered under the Securities Act of 1933, as amended:

August 06, 2002

We issued 5,000,000 shares of common stock at a price of $0.001 per share through a Section 4(2) exemption on August 06, 2002 for cash consideration of $5,000.

Name and Address	Date	Shares	Consideration
Brian C. Doutaz 35 – 12880 Railway Avenue Richmond, B. C. V7E 6G4	8/06/02	5,000,000	$5,000 cash

We issued the foregoing restricted shares of common stock to Mr. Doutaz pursuant to Section 4(2) of the Securities Act of 1933. Mr. Doutaz is a sophisticated investor, is an officer and director of Paradigm, and was in possession of all material information relating to Paradigm. Further, no commissions were paid to anyone in connection with the sale of the shares and no general solicitation was made to anyone.

October 23, 2002

We issued 5,200,000 shares of common stock at a price of $0.005 per share through a Rule 504D / Regulation S offering in between August 08 and September 30, 2002 for cash consideration of $26,000 such shares being issued on October 23, 2002.

Name and Address	Date	Shares	Consideration
Colin McGlinn 4 – 6250 – 48A Avenue, Delta, B.C. V4K 4W4	08/10/02	500,000	$2,500 Cash
Creative Programs Holdings Ltd. (Wellington Charles) 4625 – 200th Street, Langley, B.C. V3A 1L4	8/08/02	500,000	$2,500 Cash
Doran Aisenstat 2B – 139 Drake Street, Vancouver, B.C. V6Z 2T8	9/29/02	200,000	$1,000 Cash
Lance Mayers 16402 – 87 Street, Osoyoos, B.C. V0H 1V0	9/30/02	500,000	$2,500 Cash
Lorenda Mayers 16402 – 87 Street, Osoyoos, B.C. V0H 1V0	9/30/02	500,000	$2,500 Cash
Katherine Wahlroth 242 – 202 Westhill Place, Port Moody, B.C. V3H 1V2	9/26/02	500,000	$2,500 Cash
Becky Zerdin 15355 – 80A Avenue, Surrey, B.C. V3S 8N7	9/26/02	500,000	$2,500 Cash
Sylvia Williams 5728 – 125A Street. Surrey, B.C. V3X 3G8	9/30/02	500,000	$2,500 Cash
Gerry Williams, 5728 – 125A Street. Surrey, B.C. V3X 3G8	9/30/02	500,000	$2,500 Cash
Nancy Halicki, R.R. No. 1, Site 95, Comp. 29, Osoyoos, B.C. V0H 1V0	9/29/02	500,000	$2,500 Cash
Patricia Shull, R.R. No. 1, Site 94, Comp. 30, Osoyoos, B.C. V0H 1V0	9/29/02	500,000	$2,500 Cash

We issued the foregoing restricted shares of common stock to the above named eleven (11) individuals pursuant to Section 504D and Regulation S of the Securities Act of 1933. None of the above are deemed to be accredited investors and each was in possession of all material information relating to Paradigm. Further, no commissions were paid to anyone in connection with the sale of the shares and no general solicitation was made to anyone.

(b) Use of proceeds

We have spent a portion of the proceeds of the above private placements to pay for costs associated with this registration statement, for option payments and finder’s fees as well as the Report on the Claim and we expect the balance of the proceeds will be mainly applied to further costs of this prospectus and administrative costs. We reserve the right to reallocate the use of proceeds as we deem appropriate in the best interests of Paradigm and its shareholders.

We shall report the use of proceeds on our first periodic report filed pursuant to sections 13(a) and 15(d) of the Exchange Act after the effectiveness of this registration statement and thereafter on each of our subsequent periodic reports through the later of the disclosure of the application of the offering proceeds or disclosure of the termination of this offering.

Exhibits

(a) Exhibits

The following Exhibits are filed as part of this registration statement, pursuant to Item 601 of Regulation K. All Exhibits have been previously filed unless otherwise noted.

Exhibit No.	Document Description
3.1	Articles of Incorporation
3.2	Bylaws
4.1	Specimen Stock Certificate
5.1	Opinion of Woodburn and Wedge regarding the legality of the Securities being registered
10.1	Option To Purchase And Royalty Agreement
10.2	Trust Agreement
23.1	Consent of Cordovano & Harvey, P.C. Certified Public Accountants
23.2	Consent of R. T. Heard, P. Eng.
99.1	Geological Report on the Golden Mineral Claim

(b) Description of Exhibits

Exhibit 3.1

Articles of Incorporation of Paradigm Enterprises, Inc. dated July 15, 2002

Exhibit 3.2

Bylaws of Paradigm Enterprises, Inc. dated July 28, 2002

Exhibit 4.1

Specimen Stock Certificate issued by Pacific Stock Transfer Company

Exhibit 5.1

Opinion of Woodburn and Wedge Woodburn and Wedge, Attorneys and Counselors At Law, 6100 Neil Road, Suite 500, Reno, Nevada, 89511-1149 dated March 12, 2003 regarding the legality of the Securities being registered in this registration statement

Exhibit 10.1

Option To Purchase And Royalty Agreement between Brian C. Doutaz as Trustee for Paradigm Enterprises, Inc. and Kester E. Tomkies of North Vancouver, B.C., dated October 30, 2002 to acquire a 100% interest in the Golden Mineral Claim, Lillooet Mining Division, British Columbia.

Exhibit 10.2

Trust Agreement between Paradigm Enterprises, Inc. and Brian C. Doutaz, president and director of Paradigm dated October 30, 2002 whereby Doutaz will hold the Golden Mineral Claim in trust on behalf of Paradigm.

Exhibit 23.1

Consent of Cordovano & Harvey, P.C., Certified Public Accountants of 201 Steele Street, Suite 300, Denver, Colorado 80206 dated March 12, 2002 regarding the use in this registration statement of their report of the auditors and financial statements of Paradigm Enterprises, Inc. dated March 03, 2003 for the period ending December 31, 2002

Exhibit 23.2

Consent of R. T. Heard, P. Eng, dated March 07, 2003 to the use in this registration statement of his Geological Report on the Golden Mineral Claim dated November 15, 2002

Exhibit 99.1

Geological Report on the Golden Mineral Claim by R. T. Heard, P.Eng. Dated November 15, 2002

Undertakings

The undersigned registrant hereby undertakes:

1.	To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement:

	a.	To include any prospectus required by Section 10(a)(3) of the Securities Act;

	b.	To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which is registered) any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424 (b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

	c.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any change to such information in the registration statement.

2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on this Form SB-2 and authorized this registration statement and has duly caused this Form SB-2 registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Vancouver, British Columbia, on this 12th day of March, 2003.

Paradigm Enterprises, Inc. BY: /s/ Brian C. Doutaz Brian C. Doutaz, President

Know all men by these present, that each person whose signature appears below constitutes and appoints Brian C. Doutaz, as true and lawful attorney-in-fact and agent, with full power of substitution, for his and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, therewith, with the Securities and Exchange Commission, and to make any and all state securities law or blue sky filings, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying the confirming all that said attorney-in-fact and agent, or any substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Form SB-2 registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Brian C. Doutaz	President, Chief Executive Officer (Principal Executive Officer) and a member of the Board of Directors	March 12, 2003
Brian C. Doutaz

/s/ James M. Hutchison	Treasurer, Secretary, Chief Financial Officer (Principal Financial and Accounting Officer) and a member of the Board of Directors	March 12, 2003
James M. Hutchison